As filed with the Securities and Exchange Commission on November 6, 2007
Registration No. 333 -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Goodyear Tire & Rubber Company
(Exact Name of Registrant as Specified in Its Charter)

Ohio	3011	34-0253240
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1144 East Market Street Akron, Ohio 44316-0001 (330) 796-2121 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	C. Thomas Harvie, Esq.
Senior Vice President, General Counsel
and Secretary
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
(330) 796-2121
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Copies to:

David A. Rosinus, Esq. Covington & Burling LLP 620 Eighth Avenue New York, NY 10018 (212) 841-1000	Stephen L. Burns, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sales to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share	Offering Price(2)	Fee(3)
Common Stock, without par value	29,057,825	(2)	$783,158,352	$24,043

(1)	This Registration Statement registers the maximum number of shares of the Registrant’s common stock, without par value, that may be issued in connection with the exchange offer by the Registrant for up to $349,798,000 aggregate principal amount of the Registrant’s outstanding 4.00% Convertible Senior Notes due June 15, 2034.

(2)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) and (f)(1) and (3) under the Securities Act of 1933, as amended, and based on (a) the product of (i) $2,306.63, which was the only reported price of the Registrant’s 4.00% Convertible Senior Notes due June 15, 2034 in secondary market transactions on October 30, 2007, and (ii) the quotient of (x) $349,798,000, the aggregate principal amount at maturity of convertible notes which are sought for exchange, and (y) $1,000, less (b) $23,696,208, the maximum aggregate amount of cash to be paid by the Registrant pursuant to the exchange offer, assuming that the exchange offer is fully subscribed by holders of the convertible notes (including payment of accrued interest of $6,801,628).

(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933, as amended, by multiplying .0000307 by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

(SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2007)

PROSPECTUS

THE GOODYEAR TIRE & RUBBER COMPANY

OFFER TO EXCHANGE
SHARES OF COMMON STOCK PLUS CASH
FOR
ANY AND ALL OF ITS OUTSTANDING
4.00% CONVERTIBLE SENIOR NOTES DUE JUNE 15, 2034
(CUSIP Nos. 382550AQ4 AND 382550AR2)

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for each $1,000 principal amount of our 4.00% Convertible Senior Notes due June 15, 2034, which we refer to herein as the convertible notes, we are offering to exchange the following “offer consideration”:

•	83.0703 shares of our common stock;

•	a cash payment of $48.30 (the “cash payment”); and

•	accrued and unpaid interest to, but excluding, the exchange date, which is expected to be approximately $19.44 payable in cash (the “accrued and unpaid interest”).

The convertible notes are currently convertible into shares of our common stock at a conversion rate of 83.0703 shares per $1,000 principal amount of convertible notes, or a conversion price of approximately $12.04 per share of common stock. The exchange offer allows current holders of convertible notes to receive the same number of shares of our common stock as they would receive upon conversion of the convertible notes, plus the cash payment and the accrued and unpaid interest.

The offer will expire at 5:00 p.m., New York City time, on December 5, 2007, unless extended or earlier terminated by us. You may withdraw convertible notes tendered in the exchange offer at any time prior to the expiration date. You must validly tender your convertible notes for exchange in the exchange offer on or prior to the expiration date to receive the offer consideration. You should carefully review the procedures for tendering convertible notes beginning on page 20 of this prospectus.

The exchange offer is subject to the conditions discussed under “The Exchange Offer — Conditions of the Exchange Offer,” including, among other things, the effectiveness of the registration statement of which this prospectus forms a part. The exchange offer is not conditioned on any minimum aggregate principal amount of convertible notes being tendered.

As of November 5, 2007, $349,798,000 aggregate principal amount of convertible notes was outstanding. The convertible notes are not listed for trading on any national securities exchange. Our common stock is traded on the New York Stock Exchange under the symbol “GT.” The last reported sale price of our common stock on November 5, 2007, was $30.47 per share. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange.

We urge you to carefully read the “Risk Factors” section beginning on page 5 before you make any decision regarding the exchange offer.

You must make your own decision whether to tender convertible notes in the exchange offer, and, if so, the amount of convertible notes to tender. Neither we, the exchange agent, the dealer manager nor any other person is making any recommendation as to whether or not you should tender your convertible notes for exchange in the exchange offer.

We are not asking you for a proxy and you are requested not to send us a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offer is:

Goldman, Sachs & Co.

THE DATE OF THIS PROSPECTUS IS          , 2007

We are incorporating by reference into this prospectus important business and financial information that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request. Requests should be directed to The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001, (330) 796-3751, Attn: Investor Relations. In order to ensure timely delivery of such documents, security holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for documents should be made by November 28, 2007 to ensure timely delivery of the documents prior to the expiration of the exchange offer.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

FORWARD-LOOKING INFORMATION — SAFE HARBOR STATEMENT

Certain information set forth herein and incorporated by reference herein (other than historical data and information) may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•	if we do not achieve projected savings from various cost reduction initiatives or successfully implement other strategic initiatives our operating results and financial condition may be materially adversely affected;

•	a significant aspect of our master labor agreement with the United Steelworkers (USW) is subject to court and possibly regulatory approvals, which, if not received, could result in the termination and renegotiation of the agreement;

•	we face significant global competition, increasingly from lower cost manufacturers, and our market share could decline;

•	our pension plans are significantly underfunded and further increases in the underfunded status of the plans could significantly increase the amount of our required contributions and pension expenses;

•	higher raw material and energy costs may materially adversely affect our operating results and financial condition;

•	continued pricing pressures from vehicle manufacturers may materially adversely affect our business;

•	pending litigation relating to our 2003 restatement could have a material adverse effect on our financial condition;

•	our long term ability to meet current obligations and to repay maturing indebtedness is dependent on our ability to access capital markets in the future and to improve our operating results;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•	any failure to be in compliance with any material provision or covenant of our secured credit facilities and the indenture governing our senior secured notes could have a material adverse effect on our liquidity and our results of operations;

•	our capital expenditures may not be adequate to maintain our competitive position;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we may incur significant costs in connection with product liability and other tort claims;

•	our reserves for product liability and other tort claims and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•	we may be required to deposit cash collateral to support an appeal bond if we are subject to a significant adverse judgment, which may have a material adverse effect on our liquidity;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•	our international operations have certain risks that may materially adversely affect our operating results;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results;

•	the terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd. (“SRI”) provide for certain exit rights available to SRI in 2009 or thereafter upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s interest in certain of our joint venture alliances (which include much of our operations in Europe);

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected;

•	work stoppages, financial difficulties or supply disruptions at our suppliers or our major original equipment, or OE, customers could harm our business; and

•	we may be impacted by economic and supply disruptions associated with global events including war, acts of terror, civil obstructions and natural disasters.

It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), to register the shares of our common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website (http://www.sec.gov) or through our web site (http://www.goodyear.com). We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it part of this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this prospectus is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2006, as adjusted in the Current Reports on Form 8-K, dated May 3, 2007, May 9, 2007 (as amended on June 20, 2007) and August 24, 2007;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, as adjusted in the Current Report on Form 8-K, dated August 24, 2007;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, as adjusted in the Current Report on Form 8-K, dated August 24, 2007;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007;

•	Current Reports on Form 8-K filed with the SEC on January 5, 2007, February 28, 2007, March 5, 2007, March 14, 2007, March 23, 2007, April 10, 2007, April 13, 2007, April 23, 2007, April 27, 2007 (Item 8.01 only), May 3, 2007, May 9, 2007 (as amended on June 20, 2007), May 22, 2007, May 30, 2007, August 1, 2007, August 13, 2007, August 24, 2007 and November 6, 2007, and

•	Definitive Proxy Statement on Schedule 14A filed on March 9, 2007.

All documents that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, from the date of this prospectus until the exchange offer is completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of such document.

You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Attention: Investor Relations
Telephone number: (330) 796-3751

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. In order to ensure timely delivery of documents, security holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for documents should be made by November 28, 2007 to ensure timely delivery of the documents prior to the expiration of the exchange offer.

SUMMARY

The following summary contains basic information about the exchange offer. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors” in this prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Information — Safe Harbor Statement.”

On July 31, 2007, we consummated the sale of substantially all of the business activities and operations of our Engineered Products business to EPD Inc., a company controlled by Carlyle Partners IV, L.P., an affiliate of The Carlyle Group. Any financial data included or incorporated by reference in this prospectus present the results of our Engineered Products business, which was previously a reportable operating segment, as discontinued operations for all periods. Any operating or other information presented under “The Company” below excludes our Engineered Products business. For more information, please see “Recent Developments — Sale of Engineered Products Business.”

In this prospectus, “Goodyear,” “Company,” “we,” “us,” and “our” refer to The Goodyear Tire & Rubber Company and its subsidiaries on a consolidated basis, except as otherwise indicated.

The Company

We are one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. Together with our U.S. and international subsidiaries and joint ventures, we develop, manufacture, market and distribute tires for most applications. We are also one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate tire and auto service center outlets where we offer our products for retail sale and provide automotive repair and other services. We manufacture our tire and chemical products in 64 facilities in 26 countries, including the United States, and we have marketing operations in almost every country around the world. Our 2006 net sales were approximately $18.8 billion.

Our Principal Executive Offices

We are an Ohio corporation, organized in 1898. Our principal executive offices are located at 1144 East Market Street, Akron, Ohio 44316-0001. Our telephone number is (330) 796-2121.

Recent Developments

Sale of Engineered Products Business.  On July 31, 2007, we consummated the sale of substantially all of the business activities and operations of our Engineered Products business to EPD Inc., a company controlled by Carlyle Partners IV, L.P., an affiliate of The Carlyle Group. The purchase price was approximately $1.475 billion in cash, subject to certain post-closing adjustments. The summary financial data and other financial information contained or incorporated by reference in this prospectus present the results of our Engineered Products business, which was previously a reportable operating segment, as discontinued operations for all periods presented. Any operating or other information presented under “The Company” above excludes our Engineered Products business.

Purpose of Exchange Offer

The purpose of the exchange offer is to exchange any and all of the outstanding convertible notes, which are currently convertible into shares of our common stock, for the offer consideration. The exchange of convertible notes pursuant to the exchange offer will result in the reduction of our outstanding debt and will reduce our interest expense. See “The Offer — Purpose, Effect and Contemplated Benefits.”

Sources of Payment of the Offer Consideration

Assuming full participation, we will need approximately $24 million in cash to fund the cash portions of the offer consideration (including payment of the accrued and unpaid interest of approximately $7 million on the convertible notes). We will use cash on hand to make these payments. The shares of our common stock to be issued in the exchange offer are available from our authorized but unissued shares of common stock.

Summary Terms of the Exchange Offer

The material terms of the exchange offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this prospectus entitled “The Exchange Offer,” “Description of Our Common Stock” and “Description of the Convertible Notes.”

Offeror	The Goodyear Tire & Rubber Company

Securities Subject to the Exchange Offer	Any and all of our outstanding convertible notes. As of the date of this prospectus, $349,798,000 aggregate principal amount of convertible notes remain outstanding.

Exchange Offer	Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, for each $1,000 principal amount of outstanding convertible notes, we are offering to exchange the following “offer consideration”:

• 83.0703 shares of our common stock;

• a cash payment of $48.30; and

• accrued and unpaid interest to, but excluding, the exchange date, which is expected to be approximately $19.44 payable in cash.

The convertible notes currently are convertible at a rate of 83.0703 shares of common stock for each $1,000 principal amount of convertible notes, which is equivalent to a conversion price of approximately $12.04 per share of our common stock. The exchange offer allows current holders of convertible notes to receive the same number of shares of our common stock as they would receive upon conversion of the convertible notes, plus the cash payment and the accrued and unpaid interest.

We will not issue fractional shares upon exchange. Instead, we will pay cash for such fractional shares based on the closing price per share of our common stock on the business day immediately preceding the expiration date. See “The Exchange Offer — Fractional Shares.”

Purpose of Exchange Offer	The purpose of the exchange offer is to exchange any and all of the outstanding convertible notes, which are currently convertible into shares of our common stock, for the offer consideration. The exchange of convertible notes pursuant to the exchange offer will result in the reduction of our outstanding debt and will reduce our interest expense. See “The Offer — Purpose, Effect and Contemplated Benefits.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 5, 2007, unless extended or earlier terminated by us.

Withdrawal; Non-Acceptance	You may withdraw any convertible notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on December 5, 2007. In addition, if not previously returned, you may withdraw any convertible notes tendered in the exchange offer that are not accepted by us for exchange after the expiration of 40 business days from November 6, 2007. If we decide for any reason not to accept any convertible notes tendered for exchange, the convertible notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. Any withdrawn or unaccepted convertible notes will be credited to the tendering holder’s account at The Depository Trust Company, or DTC.

For further information regarding the withdrawal of tendered convertible notes, see “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is conditioned upon:

• the effectiveness of the registration statement of which this prospectus forms a part; and

• the other closing conditions described in “The Exchange Offer — Conditions to the Exchange Offer.”

The exchange offer is not conditioned upon any minimum principal amount of convertible notes being tendered.

Procedures for Tendering Convertible Notes	If you are a holder of convertible notes and you wish to tender your convertible notes for exchange pursuant to the exchange offer, you must transmit to Wells Fargo Bank, N.A., as exchange agent, on or prior to the expiration date of the exchange offer:

(1) either:

• a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

• a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system, or ATOP, and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; and

(2) a timely confirmation of book-entry transfer of your convertible notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering Convertible Notes.”

See “The Exchange Offer — Procedures for Tendering Convertible Notes” and “The Exchange Offer — The Depository Trust Company Book-Entry Transfer.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of convertible notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your convertible notes, you should contact your intermediary entity promptly and instruct it to tender the convertible notes on your behalf.

Consequences of Failure to Exchange Convertible Notes	Convertible notes not exchanged in the exchange offer will remain outstanding after consummation of the exchange offer and will continue to accrue interest in accordance with their terms. If a sufficiently large aggregate principal amount of convertible notes does not remain outstanding after the exchange offer, the trading market for the remaining outstanding principal amount of convertible notes may be less liquid.

On or after June 20, 2008, the convertible notes will be subject to optional redemption in full by us. Holders who do not tender their convertible notes in the exchange offer and who do not convert their convertible notes into shares of our common stock pursuant to the terms of the convertible notes prior to June 20, 2008, may lose the ability to receive common stock upon conversion of their convertible notes. See “The Exchange Offer — Consequences of Failure to Exchange Convertible Notes.”

Certain United States Federal Income Tax Considerations	The exchange should be treated as a recapitalization for United States federal income tax purposes. Accordingly, you should not recognize loss but may recognize gain on the exchange for federal income tax purposes. See the discussion below under the caption “Certain United States Federal Income Tax Considerations.”

Brokerage Commissions	No brokerage commissions are payable by the holders of the convertible notes to the dealer manager, the exchange agent or us.

Use of Proceeds	We will not receive any proceeds from the tender of convertible notes in the exchange offer.

No Appraisal Rights	Holders of convertible notes have no appraisal rights in connection with the exchange offer.

Market Trading	The convertible notes are not listed for trading on any national securities exchange. Our common stock is traded on the New York Stock Exchange under the symbol “GT.” The last reported sale price of our common stock on November 5, 2007 was $30.47 per share. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange.

Dealer Manager	Goldman, Sachs & Co. is serving as dealer manager in connection with the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent in connection with the exchange offer.

Further Information	If you have questions about the terms of the exchange offer, please contact the dealer manager. If you have questions regarding the procedures for tendering convertible notes in the exchange offer or require assistance in tendering your convertible notes, please contact the exchange agent. The contact information for the dealer manager and the exchange agent are set forth on the back cover page of this prospectus. See also “Where You Can Find Additional Information.”

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in and incorporated by reference in this prospectus before making an investment decision. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2007, and in other documents that we file with the Securities and Exchange Commission prior to completion of this exchange offer, all of which are incorporated by reference in this prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Information — Safe Harbor Statement.”

Risks Related to the Exchange Offer

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include:

•	announcements relating to significant corporate transactions;

•	fluctuations in our quarterly financial results;

•	operating and stock price performance of companies that investors deem comparable to us; and

•	changes in government regulation or proposals relating to us.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. The market price of our common stock could also be affected by additional sales of our common stock. See “Future sales of our common stock in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new equity offerings.”

Upon consummation of the exchange offer, holders who tender their convertible notes in exchange for the offer consideration will lose their rights under the convertible notes, including, without limitation, their rights to future interest and principal payments and their rights as a creditor of the Company.

If you tender your convertible notes in exchange for the offer consideration pursuant to the exchange offer, you will be giving up all of your rights as a holder of convertible notes, including, without limitation, your right to future interest and principal payments with respect to the convertible notes. You will also cease to be a creditor of the Company. Any shares of common stock that are issued upon exchange of the convertible notes will be, by definition, junior to claims of the Company’s creditors which, in turn, are effectively subordinate to the claims of the creditors of the Company’s subsidiaries. In addition, the Company may not be able to pay dividends on the common stock until after it has satisfied its debt obligations.

Future sales of our common stock in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new equity offerings.

Sales by us or our shareholders of a substantial number of shares of our common stock in the public markets following this exchange offer, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of our equity securities.

You may not receive dividends on shares of common stock.

We do not currently intend to pay any dividends on our common stock, but rather intend to retain earnings, if any, for future operations, expansion of our business and debt repayment. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, compliance with debt instruments, legal requirements and other factors as our board of directors deems relevant. We have not paid dividends to holders of our common stock since the fourth quarter of 2002. The terms of our principal credit agreements and other indebtedness also limit our ability to declare and pay cash dividends on our common stock under certain circumstances.

We may issue preferred stock with terms that could adversely affect the voting power or value of our common stock.

Our Articles of Incorporation and Code of Regulations authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or upon the occurrence of specified events or the right to vote on specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

Provisions of Ohio law and our Articles of Incorporation and Code of Regulations could delay or prevent a change in control of us, even if that change would be beneficial to our shareholders.

We are incorporated under the laws of the State of Ohio. Ohio law imposes some restrictions on mergers and other business combinations between us and holders of 10% or more of our outstanding common stock. In addition, provisions in our Articles of Incorporation and Code of Regulations may have the effect, either alone or in connection with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of the Company that is not approved by our board of directors, even if such combination would be beneficial to our shareholders. These restrictions on attempts to obtain control of the Company may negatively affect the value of our common stock.

Our board of directors has not made a recommendation as to whether you should tender your convertible notes in exchange for the offer consideration in the exchange offer, and we have not obtained a third-party determination that the exchange offer is fair to holders of our convertible notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of convertible notes should tender their convertible notes in exchange for the offer consideration pursuant to the exchange offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the convertible notes for purposes of negotiating the terms of this exchange offer, or preparing a report or making any recommendation concerning the fairness of this exchange offer.

Risks Related to Holding Convertible Notes after the Exchange Offer

The liquidity of any trading market that currently exists for the convertible notes may be adversely affected by the exchange offer and holders of convertible notes who fail to tender their convertible notes may find it more difficult to sell their convertible notes.

There is currently a limited trading market for the convertible notes. To the extent that convertible notes are tendered and accepted in exchange pursuant to the exchange offer, the trading market for the remaining convertible notes will be even more limited or may cease altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged convertible notes may be adversely affected. The reduced float may also make the trading prices of the convertible notes more volatile.

The convertible notes are unsecured and rank pari passu with our other senior debt; the convertible notes are effectively subordinated to our secured debt and will be structurally subordinated to all liabilities of our subsidiaries.

The convertible notes rank pari passu with our other senior debt, including our trade payables. The convertible notes are not secured by any of our assets or those of our subsidiaries. As a result, the convertible notes are effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the convertible notes. At September 30, 2007, we had approximately $5.1 billion of total debt (including capital leases), $2.5 billion of which was secured.

Furthermore, our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the convertible notes or to make any funds available for that purpose. Holders of convertible notes will not have any claims as a creditor against our subsidiaries. As a result, the convertible notes will be structurally subordinated to all liabilities of our subsidiaries. Therefore, in the event of any bankruptcy, liquidation or reorganization of any subsidiary, the rights of the holders of the convertible notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. At September 30, 2007, total subsidiary liabilities, including guarantees of our indebtedness, was approximately $8.0 billion.

The make-whole premium on convertible notes converted in connection with, or tendered for purchase upon, a change of control may not adequately compensate the holder for the lost option time value of the convertible notes.

If a fundamental change that constitutes a change of control occurs on or prior to June 15, 2011, holders of convertible notes will be entitled to a make-whole premium in respect of convertible notes converted in connection with, or (in certain circumstances) tendered for purchase upon, the change of control. The amount of the make whole premium will be determined based on the date on which the change of control becomes effective and the price paid per share of our common stock in the transaction constituting the change of control, as described below under “Description of the Convertible Notes — Determination of Make Whole Premium.”

While the make-whole premium is designed to compensate the holder of convertible notes for the lost option time value of convertible notes as a result of a change of control, the amount of the make-whole premium is only an approximation of the lost value and may not adequately compensate the holder for such loss. In addition, if a change of control occurs after June 15, 2011 or if the price paid per share in the transaction constituting the change of control is less than or equal to $9.26 (subject to adjustment), no make whole premium entitlement will arise.

We may be unable to repay or repurchase the convertible notes.

At maturity, the entire outstanding principal amount of the convertible notes will become due and payable by us. In addition, holders of the convertible notes will have the right to require us to repurchase all or a portion of their convertible notes on each June 15 of 2011, 2014, 2019, 2024 and 2029 or if a designated event, as defined in the indenture, occurs. A designated event would likely constitute an event of default and result in the acceleration of the maturity of our existing credit facilities. In addition, the repurchase of the convertible notes upon a designated event may constitute an event of default under our then-existing debt instruments. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the principal amount or the repurchase price in cash with respect to any convertible notes tendered by holders for repurchase on any of these dates or upon a designated event. In addition, restrictions in our then-existing credit facilities or other indebtedness may not allow us to repay or repurchase the convertible notes. Our failure to repay or repurchase the convertible notes when required would result in an event of default with respect to the convertible notes. Any such default, in turn, may cause a default under the terms of our other debt.

The convertible notes are not protected by restrictive covenants.

The indenture governing the convertible notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the convertible notes could have the effect of diminishing our ability to make payments on the convertible notes when due. The indenture also contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a fundamental change involving us, except to the extent described under “Description of the Convertible Notes — Designated Event Permits Holders to Require Us to Purchase Notes.”

The conditional conversion feature of the convertible notes could result in you receiving less than the value of the common stock into which a convertible note is convertible.

The convertible notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your convertible notes, and you may not be able to receive the value of the common stock into which the convertible notes would otherwise be convertible.

If you hold convertible notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold convertible notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your convertible notes. For example, in the event that an amendment is proposed to our Code of Regulations or Articles of Incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of convertible notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

The conversion rate of the convertible notes may not be adjusted for all dilutive events.

The conversion rate of the convertible notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Notes — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the convertible notes or the common stock. There can be no assurance that an event that adversely affects the value of the convertible notes, but does not result in an adjustment to the conversion rate, will not occur.

Our corporate structure may materially adversely affect our ability to meet our debt service obligations under the convertible notes.

A significant portion of our consolidated assets is held by our subsidiaries. We have manufacturing and/or sales operations in most countries in the world, often through subsidiary companies. Our cash flow and our ability to service our debt, including the convertible notes, depends on the results of operations of these subsidiaries and upon the ability of these subsidiaries to make distributions of cash to us, whether in the form of dividends, loans or otherwise. In recent years, our foreign subsidiaries have been a significant source of cash flow for our business. In certain countries where we operate, transfers of funds into or out of such countries are generally or periodically subject to various restrictive governmental regulations and there may be adverse tax consequences to such transfers. In addition, our debt instruments in certain cases place limitations on the ability of our subsidiaries to make distributions of cash to us. While our debt instruments in certain cases limit our ability to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries, these limitations are subject to a number of significant exceptions, and we are generally permitted to enter into such agreements in connection with financing our foreign subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of our convertible notes are highlights of selected information included elsewhere or incorporated by reference in this prospectus. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in it, you should carefully read this prospectus in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this prospectus. See “Incorporation by Reference.” For further information about us, see the section of this prospectus entitled “Where You Can Find More Information.”

Why are you making the exchange offer?

We are making the exchange offer to reduce our outstanding debt and interest expense. The exchange offer allows current holders of convertible notes to receive the same number of shares of our common stock as they would receive upon conversion of their convertible notes, plus the cash payment and the accrued and unpaid interest.

What aggregate principal amount of convertible notes is being sought in the exchange offer?

We are offering shares of our common stock, the cash payment and the accrued and unpaid interest in exchange for any and all of our outstanding convertible notes. As of the date of this prospectus, $349,798,000 aggregate principal amount of convertible notes was outstanding.

What will I receive in the exchange offer if I tender my convertible notes and they are accepted?

For each $1,000 principal amount of convertible notes that you validly tender as part of the exchange offer and we accept for exchange, you will receive the following offer consideration:

•	83.0703 shares of our common stock;

•	a cash payment of $48.30; and

•	accrued and unpaid interest to, but excluding, the exchange date, which is expected to be approximately $19.44 payable in cash.

We will not issue fractional shares of common stock upon exchange of the convertible notes in the exchange offer. Instead, we will pay cash for all fractional shares based upon the closing price per share of our common stock on the business day immediately preceding the expiration date. See “The Exchange Offer — Fractional Shares.”

Your right to receive the offer consideration in the exchange offer is subject to all of the conditions set forth in this prospectus and the related letter of transmittal.

How does the offer consideration I will receive, if I exchange my convertible notes in the exchange offer, compare to the payments I would receive on the convertible notes if I do not exchange now?

If you do not tender convertible notes for exchange pursuant to the exchange offer, you will continue to receive interest payments at an annual rate of 4.00%. Interest payments are made on June 15 and December 15 of each year until June 15, 2034, or until such earlier time as the convertible notes are converted into common stock or redeemed by us. See “Description of Our Convertible Notes — General.” You will also continue to have the right to convert your convertible notes into common stock in accordance with their terms. If you do not tender your convertible notes for exchange in the exchange offer, you will not be entitled to receive any of the cash payment in connection with the conversion of your convertible notes.

If, however, you participate in the exchange offer, you will receive the offer consideration described above in “— What will I receive in the exchange offer if I tender my convertible notes and they are accepted?”

What other rights will I lose if I exchange my convertible notes in the exchange offer?

If you validly tender your convertible notes and we accept them for exchange, you will lose the rights of a holder of convertible notes. For example, you would lose the right to receive semi-annual interest payments and principal payments. You would also lose your rights as our creditor.

May I exchange only a portion of the convertible notes that I hold?

Yes. You do not have to exchange all of your convertible notes to participate in the exchange offer. However, you may only tender convertible notes for exchange in integral multiples of $1,000 principal amount of convertible notes.

If the exchange offer is consummated and I do not participate in the exchange offer or I do not exchange all of my convertible notes in the exchange offer, how will my rights and obligations under my remaining outstanding convertible notes be affected?

The terms of your convertible notes, if any, that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer. However, if a sufficiently large aggregate principal amount of convertible notes does not remain outstanding after the exchange offer, the trading market for the remaining outstanding principal amount of convertible notes may be less liquid.

What do you intend to do with the convertible notes that are converted in the exchange offer?

Convertible notes accepted for exchange by us in the exchange offer will be cancelled.

Are you making a recommendation regarding whether I should participate in the exchange offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your convertible notes for exchange in the exchange offer. Accordingly, you must make your own determination as to whether to tender your convertible notes for exchange in the exchange offer and, if so, the amount of convertible notes to tender. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth in the section of this prospectus entitled “Risk Factors,” and the other documents incorporated by reference in this prospectus.

Will the common stock to be issued in the exchange offer be freely tradable?

Yes. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange under the symbol “GT.” Generally, the common stock you receive in the exchange offer will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act. For more information regarding the market for our common stock, see the section of this prospectus entitled “Price Range of Our Common Stock.”

What are the conditions to the exchange offer?

The exchange offer is conditioned upon:

•	the effectiveness of the registration statement of which this prospectus forms a part; and

•	the other closing conditions described in “The Exchange Offer — Conditions of the Exchange Offer.”

The exchange offer is not conditioned upon any minimum amount of convertible notes being surrendered for exchange. We may waive certain conditions of this exchange offer. If any of the conditions are not satisfied or waived, we will not complete the exchange offer.

How will fluctuations in the trading price of our common stock affect the consideration offered to holders of convertible notes?

Our common stock is traded on the New York Stock Exchange under the symbol “GT.” The last reported sale price of our common stock on November 5, 2007 was $30.47 per share. At present, the convertible notes are convertible at a conversion rate of 83.0703 shares per $1,000 principal amount of convertible notes, which is equivalent to a conversion price of approximately $12.04 per share. The exchange offer allows current holders of convertible notes to receive the same number of shares of our common stock as they would receive upon conversion of the convertible notes, plus the cash payment and the accrued and unpaid interest.

If the market price of our common stock declines, the market value of the shares of common stock you would receive in the exchange for your convertible notes will also decline. However, the number of shares of common stock you would receive in the exchange offer will not vary based on the trading price of our common stock. The trading price of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally. See “Risk Factors — Risks Related to the Exchange Offer — The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.”

How will you fund the cash portion of the offer consideration?

Assuming full participation, we will need approximately $24 million in cash to fund the cash portions of the offer consideration (including payment of the accrued and unpaid interest of approximately $7 million on the convertibles notes). We will use cash on hand to make these payments.

When does the exchange offer expire?

The exchange offer will expire at 5:00 p.m., New York City time, on December 5, 2007, unless extended or earlier terminated by us.

Under what circumstances can the exchange offer be extended, amended or terminated?

We reserve the right to extend the exchange offer for any reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer. Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this prospectus or waive a material condition to the exchange offer. During any extension of the exchange offer, convertible notes that were previously tendered for exchange and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our sole and absolute discretion, to terminate the exchange offer at any time prior to the expiration date of the exchange offer if any condition to the exchange offer is not met. If the exchange offer is terminated, no convertible notes will be accepted for exchange and any convertible notes that have been tendered for exchange will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the exchange offer, see the section of this prospectus entitled “The Exchange Offer — Expiration Date; Extension, Termination; Amendment.”

How will I be notified if the exchange offer is extended, amended or terminated?

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the exchange offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see the section of this prospectus entitled “The Exchange Offer — Expiration Date; Extension, Termination; Amendment.”

What risks should I consider in deciding whether or not to tender my convertible notes?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the convertible notes and our common stock that are described in the section of this prospectus entitled “Risk Factors,” and the documents incorporated by reference in this prospectus.

What are the material U.S. federal income tax considerations of my participating in the exchange offer?

Please see the section of this prospectus entitled “Certain United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax considerations of participating in the exchange offer.

How will the exchange offer affect the trading market for the convertible notes that are not exchanged?

The convertible notes are not listed on any national securities exchange and there is no established trading market for these notes. If a sufficiently large aggregate principal amount of the convertible notes does not remain outstanding after the exchange offer, the trading market for the remaining outstanding convertible notes may become even less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the convertible notes. In such an event, your ability to sell your convertible notes not tendered in the exchange offer may be impaired. See “Risk Factors — Risks Related to Holding Convertible Notes after the Exchange Offer — The liquidity of any trading market that currently exists for the convertible notes may be adversely affected by the exchange offer and holders of convertible notes who fail to tender their convertible notes may find it more difficult to sell their convertible notes.”

Are your financial condition and results of operations relevant to my decision to tender my convertible notes for exchange in the exchange offer?

Yes. The price of our common stock and the convertible notes are closely linked to our financial condition and results of operations. For information about the accounting treatment of the exchange offer, see the section of this prospectus entitled “The Exchange Offer — Accounting Treatment.”

Are any convertible notes held by your directors or officers?

No. To our knowledge, none of our directors or executive officers beneficially holds convertible notes.

Will you receive any cash proceeds from the exchange offer?

No. We will not receive any cash proceeds from the exchange offer.

How do I tender my convertible notes for exchange in the exchange offer?

If you beneficially own convertible notes that are held in the name of a broker or other nominee and wish to tender such convertible notes, you should promptly instruct your broker or other nominee to tender on your behalf. To tender in the exchange offer, a holder must:

(1) either:

•	properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the exchange agent prior to the expiration date; or

•	instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the convertible notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, according to the procedure for book-entry transfer described below; and

(2) deliver to the exchange agent prior to the expiration date confirmation of book-entry transfer of the holder’s convertible notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering Convertible Notes.”

For more information regarding the procedures for exchanging your convertible notes, see the section of this prospectus entitled “The Exchange Offer — Procedures for Tendering Convertible Notes” and “The Exchange Offer — The Depository Trust Company Book-Entry Transfer.”

What happens if some or all of my convertible notes are not accepted for exchange?

If we decide not to accept some or all of your convertible notes because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, the convertible notes not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer by book entry transfer into an account with DTC specified by you. For more information, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.”

Until when may I withdraw convertible notes previously tendered for exchange?

If not previously returned, you may withdraw convertible notes that were previously tendered for exchange at any time until the expiration date of the exchange offer. In addition, you may withdraw any convertible notes that you tender that are not accepted for exchange by us after the expiration of 40 business days from November 6, 2007, if such convertible notes have not been previously returned to you. For more information, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.”

How do I withdraw convertible notes previously tendered for exchange in the exchange offer?

For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. For more information regarding the procedures for withdrawing these notes, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.”

Will I have to pay any fees or commissions if I tender my convertible notes for exchange in the exchange offer?

If your convertible notes are held through a broker or other nominee who tenders the convertible notes on your behalf (other than those tendered through the dealer manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. Otherwise, you will not be required to pay any fees or commissions to us, the dealer manager or the exchange agent in connection with the exchange offer.

With whom may I talk if I have questions about the exchange offer?

If you have questions regarding the terms of the exchange offer, please contact the dealer manager, Goldman, Sachs & Co. You may call Goldman, Sachs & Co. toll-free at (800) 828-3182 or collect at (212) 357-0775. If you have questions regarding the procedures for tendering your convertible notes for exchange in the exchange offer, please contact Wells Fargo Bank, N.A., the exchange agent, toll-free at (800) 884-4225. You may also write to both of these entities at one of their respective addresses set forth on the back cover of prospectus.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the last five years and for the nine months ended September 30, 2007.

Year Ended December 31,					Nine Months Ended
2006	2005	2004	2003	2002	September 30, 2007

*	1.82	1.42	**	***	1.73

*	Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges. The coverage deficiency was $210 million.

**	Earnings for the year ended December 31, 2003 were inadequate to cover fixed charges. The coverage deficiency was $714 million.

***	Earnings for the year ended December 31, 2002 were inadequate to cover fixed charges. The coverage deficiency was $34 million.

For purposes of calculating our ratio of earnings to fixed charges:

•	earnings consist of pre-tax (loss) income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (i) amortization of previously capitalized interest, (ii) distributed income of equity investees and (iii) pre-tax losses of equity investees for which charges arising from guarantees are included in the fixed charges, less (i) capitalized interest and (ii) minority interest in pre-tax income of consolidated subsidiaries with no fixed charges.

•	fixed charges consist of (i) interest expense, (ii) capitalized interest, (iii) amortization of debt discount, premium or expense, (iv) the interest portion of rental expense (estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor) and (iv) proportionate share of fixed charges of investees accounted for by the equity method.

•	the consolidated ratio of earnings to fixed charges, as defined above, is determined by adding back fixed charges, as defined above, to earnings, as defined above, which is then divided by fixed charges, as defined above.

CAPITALIZATION

The following table shows our cash and cash equivalents and our consolidated historical capitalization as of September 30, 2007 and as adjusted to give effect to the consummation of the exchange offer assuming all outstanding convertible notes are exchanged for the offer consideration and reflecting the estimated expenses of the exchange offer.

This table should be read in conjunction with the consolidated financial statements of the Company, which are incorporated by reference in this prospectus.

	As of September 30, 2007
	Actual	As Adjusted
	(Unaudited)
	(Dollars in millions)

Cash and cash equivalents(1)	$2,933	$2,907
Total debt:
European Secured Revolving Credit Facility(2)	$0	$0
German Secured Revolving Credit Facility	0	0
U.S. First Lien Revolving Credit Facility(3)	0	0
U.S. Second Lien Term Loan Facility	1,200	1,200
Pan-European Accounts Receivable Securitization	391	391
11% Secured Notes due 2011	449	449
Secured Floating Rate Notes due 2011	200	200
63/8% Notes due 2008	100	100
Senior Floating Rate Notes due 2009	496	496
76/7% Notes due 2011	650	650
8.625% Senior Notes due 2011	325	325
9% Senior Notes due 2015	260	260
7% Notes due 2028	149	149
4.00% Convertible Senior Notes due 2034	350	—
Other U.S. and international debt	435	435
Capital leases	52	52
Total debt	$5,057	$4,707

Minority equity	915	915
Total shareholders’ equity(4)	1,799	2,117

Total capitalization	$7,771	$7,739

(1)	Excludes restricted cash of $183 million.

(2)	Excludes $4 million in outstanding letters of credit as of September 30, 2007.

(3)	Excludes $505 million in outstanding letters of credit as of September 30, 2007.

(4)	Total shareholders’ equity includes (i) common stock, without par value, 450,000,000 shares authorized, 211,139,077 shares outstanding at September 30, 2007 and (ii) preferred stock, without par value, 50,000,000 shares authorized, no shares outstanding at September 30, 2007. As adjusted common stock for the exchange offer will increase shares outstanding to approximately 240.2 million shares.

SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data for each of the years ended 2006, 2005, 2004, 2003 and 2002 and for the nine months ended September 30, 2007 and 2006. The selected consolidated financial data present the results of our Engineered Products business, which was previously a reportable operating segment, as discontinued operations for all periods presented. The financial data below is only a summary. It should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual, quarterly and current reports filed by us with the SEC. See “Where You Can Find Additional Information.” The historical financial information presented may not be indicative of our future performance.

						Nine Months Ended
	Year Ended December 31,(1)					September 30,
	2006(2)	2005(3)	2004(4)	2003(5)	2002(6)	2007(7)	2006(8)
	(In millions, except per share amounts)

Net Sales	$18,751	$18,098	$16,885	$13,900	$12,705	$14,484	$14,113
(Loss) Income from Continuing Operations	$(373)	$124	$14	$(846)	$(1,325)	$78	$(63)
Discontinued Operations	43	115	101	39	78	472	91

(Loss) Income before Cumulative Effect of Accounting Change	(330)	239	115	(807)	(1,247)	550	28
Cumulative Effect of Accounting Change	—	(11)	—	—	—	—	—

Net (Loss) Income	$(330)	$228	$115	$(807)	$(1,247)	$550	$28

Net (Loss) Income Per Share — Basic
(Loss) Income from Continuing Operations	$(2.11)	$0.70	$0.08	$(4.83)	$(7.93)	$0.40	$(0.36)
Discontinued Operations	0.25	0.66	0.57	0.22	0.46	2.41	0.52

(Loss) Income before Cumulative Effect of Accounting Change	(1.86)	1.36	0.65	(4.61)	(7.47)	2.81	0.16
Cumulative Effect of Accounting Change	—	(0.06)	—	—	—	—	—

Net (Loss) Income Per Share — Basic	$(1.86)	$1.30	$0.65	$(4.61)	$(7.47)	$2.81	$0.16

Net (Loss) Income Per Share — Diluted
(Loss) Income from Continuing Operations	$(2.11)	$0.66	$0.08	$(4.83)	$(7.93)	$0.39	$(0.36)
Discontinued Operations	0.25	0.55	0.57	0.22	0.46	2.05	0.52

(Loss) Income before Cumulative Effect of Accounting Change	(1.86)	1.21	0.65	(4.61)	(7.47)	2.44	0.16
Cumulative Effect of Accounting Change	—	(0.05)	—	—	—	—	—

Net (Loss) Income Per Share — Diluted	$(1.86)	$1.16	$0.65	$(4.61)	$(7.47)	$2.44	$0.16

Dividends Per Share	$—	$—	$—	$—	$0.48	$—	$—
Total Assets	17,029	15,598	16,082	14,283	12,456	17,042	15,968
Long Term Debt and Capital Leases due Within One Year	405	448	1,010	113	369	163	529
Long Term Debt and Capital Leases	6,562	4,741	4,442	4,825	2,990	4,675	4,629
Shareholders’ (Deficit) Equity	(758)	73	74	(33)	221	1,799	176

(1)	Refer to “Principles of Consolidation” and “Recently Issued Accounting Standards” in the Note to the Consolidated Financial Statements No. 1, Accounting Policies, in our Current Report on Form 8-K, dated August 24, 2007.

(2)	Net loss in 2006 included net after-tax charges of $804 million, or $4.54 per share — diluted, due to the impact of the USW strike, rationalization charges, accelerated depreciation and asset write offs, and general and product liability — discontinued products. Net loss in 2006 included net after-tax benefits of $283 million, or

$1.60 per share — diluted, from certain tax adjustments, settlements with raw material suppliers, asset sales and increased estimated useful lives of our tire mold equipment. Of these amounts, discontinued operations in 2006 included net after-tax charges of $56 million, or $0.32 per share — diluted, due to the impact of the USW strike, rationalization charges, accelerated depreciation and asset write offs, and net after-tax benefits of $16 million, or $0.09 per share — diluted, from settlements with raw material suppliers.

(3)	Net income in 2005 included net after-tax charges of $68 million, or $0.33 per share — diluted, due to reductions in production resulting from the impact of hurricanes, fire loss recovery, favorable settlements with certain chemical suppliers, rationalizations, receipt of insurance proceeds for an environmental insurance settlement, general and product liability — discontinued products, asset sales, write-off of debt fees, the cumulative effect of adopting FIN 47, and the impact of certain tax adjustments. Of these amounts, discontinued operations in 2005 included after-tax charges of $4 million, or $0.02 per share — diluted, for rationalizations.

(4)	Net sales in 2004 increased $1 billion resulting from the consolidation of two businesses in accordance with FIN 46R. Net income in 2004 included net after-tax charges of $154 million, or $0.87 per share — diluted, for rationalizations and related accelerated depreciation, general and product liability — discontinued products, insurance fire loss deductibles, external professional fees associated with an accounting investigation and asset sales. Net income in 2004 also included net after-tax benefits of $239 million, or $1.34 per share — diluted, from an environmental insurance settlement, net favorable tax adjustments and a favorable lawsuit settlement. Of these amounts, discontinued operations in 2004 included net after-tax charges of $28 million, or $0.16 per share — diluted, for rationalizations and related acceleration depreciation, and after-tax gains of $4 million, or $0.02 per share — diluted, from asset sales and a favorable lawsuit settlement.

(5)	Net loss in 2003 included net after-tax charges of $516 million, or $2.93 per share — diluted, for rationalizations, general and product liability — discontinued products, accelerated depreciation and asset write-offs, net favorable tax adjustments, and an unfavorable settlement of a lawsuit. Of these amounts, discontinued operations in 2003 included net after-tax charges of $29 million, or $0.17 per share — diluted, for rationalizations, favorable tax adjustments and asset sales. In addition, discontinued operations included charges for account reconciliation adjustments in the restatements totaling $19 million or $0.11 per share in 2003.

(6)	Net loss in 2002 included net after-tax charges of $24 million, or $0.14 per share — diluted, for general and product liability — discontinued products, asset sales, rationalizations, and the write-off of a miscellaneous investment. Net loss also included a non-cash charge of $1.2 billion, or $7.31 per share — diluted, to establish a valuation allowance against net federal and state deferred tax assets. Of these amounts, discontinued operations in 2002 included net after-tax charges of $5 million, or $0.03 per share — diluted, for rationalizations and after-tax gains of $1 million, or $0.01 per share — diluted, from asset sales.

(7)	Net income in the first nine months of 2007 included an after-tax gain on the sale of Engineered Products of $517 million, an after-tax pension plan curtailment and termination charges of $136 million, primarily related to the announced benefit plan changes, after-tax rationalization charges including accelerated depreciation and asset write-offs of $64 million, primarily related to the closure of the Tyler, Texas and Valleyfield, Quebec facilities, and approximately $40 million of costs associated with the USW strike. Also included was after-tax charges of $33 million related to the redemption of long term debt, $14 million of debt issuance costs written-off in connection with our refinancing activities, a gain of $27 million related to asset sales, and a tax benefit of $11 million related to an out-of-period tax adjustment related to our correction of the inflation adjustment on equity of our subsidiary in Colombia. Of these amounts, discontinued operations included an after-tax gain on the sale of $517 million, after-tax charges of $72 million related to pension plan curtailment and termination costs, after-tax rationalization charges including accelerated depreciation and assets write-offs of $12 million, and approximately $6 million of costs associated with the strike.

(8)	Net income in the first nine months of 2006 included after-tax gains of $42 million related to favorable settlements with certain raw material suppliers and after-tax rationalization charges including accelerated depreciation and asset write-offs of $228 million primarily related to the closure of the Washington, United Kingdom, Upper Hutt, New Zealand and Tyler, Texas facilities. Also included was an after-tax pension plan curtailment gain of approximately $13 million and an after-tax gain of $10 million resulting from the favorable resolution of a legal matter in Latin American Tire. Of these amounts, discontinued operations included after-tax gains of $15 million related to favorable settlements with certain raw material suppliers and after-tax rationalization charges of $3 million.

THE EXCHANGE OFFER

Purpose, Effect and Contemplated Benefits

We are making the exchange offer to reduce our outstanding debt and fixed interest obligations. The convertible notes are currently convertible into shares of our common stock at a conversion rate of 83.0703 shares per $1,000 principal amount of convertible notes, or a conversion price of approximately $12.04 per share of common stock. The exchange offer allows current holders of convertible notes to receive the same number of shares of our common stock as they would receive upon conversion of the convertible notes, plus the cash payment and the accrued and unpaid interest. In addition, the exchange of convertible notes pursuant to the exchange offer will result in the reduction of our outstanding debt and will reduce our interest expense.

Terms of the Exchange Offer

We are offering to exchange for each $1,000 principal amount of our convertible notes, the following offer consideration:

•	83.0703 shares of our common stock;

•	a cash payment of $48.30; and

•	accrued and unpaid interest to, but excluding, the exchange date, which is expected to be approximately $19.44 payable in cash.

We are making the exchange offer for any and all of the outstanding convertible notes. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any convertible notes that are properly tendered and are not withdrawn prior to the expiration of the exchange offer.

As used in this prospectus, “exchange date” means the date that shares of our common stock are issued and the payment of the cash payment and the accrued and unpaid interest is made upon exchange of the convertible notes pursuant to the exchange offer. We will issue shares of our common stock and make the payment of the cash payment and the accrued and unpaid interest in exchange for tendered convertible notes promptly after the expiration date.

This prospectus and the letter of transmittal are being sent to all registered holders of convertible notes. There will be no fixed record date for determining registered holders of convertible notes entitled to participate in the exchange. The convertible notes may be tendered only in integral multiples of $1,000.

Any convertible notes that are accepted for exchange in the exchange offer will be cancelled and retired. Convertible notes tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. If any tendered convertible notes are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, all unaccepted convertible notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

Our obligation to accept convertible notes tendered pursuant to the exchange offer is limited by the conditions listed below under “— Conditions to the Exchange Offer.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Holders who tender convertible notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of convertible notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the rules and regulations of the SEC. Convertible notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture. Holders of convertible notes do not have any appraisal or dissenters rights under the indenture or otherwise in connection with the exchange offer.

We shall be deemed to have accepted for exchange properly tendered convertible notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of convertible notes who tender their convertible notes in the exchange offer for the purposes of receiving the offer consideration from us and delivering the offer consideration to the exchanging holders. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any convertible notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

Fractional Shares

No fractional shares will be issued upon exchange of convertible notes pursuant to the exchange offer. If any fractional share of common stock otherwise would be issuable upon the exchange of any convertible note, we shall pay the exchanging holder an amount equal to such fractional share multiplied by the closing price per share of our common stock on the last business day immediately preceding the expiration date.

Resale of Common Stock Received Pursuant to the Exchange Offer

Shares of common stock received by holders of convertible notes pursuant to this exchange offer may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the holder is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws.

Consequences of Failure to Exchange Convertible Notes in the Exchange Offer

Holders who desire to exchange their convertible notes for the offer consideration in the exchange offer should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the requests for exchange.

Convertible notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the convertible notes.

The convertible notes are not listed on any national securities exchange and there is no established trading market for these notes. If a sufficiently large aggregate principal amount of the convertible notes does not remain outstanding after the exchange offer, the trading market for the remaining outstanding convertible notes may become even less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the convertible notes. In such an event, your ability to sell your convertible notes not tendered in the exchange offer may be impaired.

On or after June 20, 2008, the convertible notes will be subject to optional redemption in full by us. Holders who do not tender their convertible notes in the exchange offer and who do not convert their convertible notes into shares of our common stock pursuant to the terms of the convertible notes prior to June 20, 2008, may lose the ability to receive common stock upon conversion of their convertible notes. See “Description of the Convertible Notes — Optional Redemption.”

Expiration Date; Extension; Termination; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on December 5, 2007, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any convertible notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all convertible notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

In addition, we reserve the right to:

•	terminate or amend the exchange offer and not to accept for exchange any convertible notes not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner permitted or not prohibited by law.

If we terminate or amend the exchange offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the principal amount of convertible notes sought or the offer consideration, including the number of shares of our common stock or the amount of the cash payment offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Procedures for Tendering Convertible Notes

We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. A holder need not submit a letter of transmittal if the holder tenders convertible notes in accordance with the procedures mandated by DTC’s Automated Tender Offer Program, or ATOP. To tender convertible notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of convertible notes may tender convertible notes in the exchange offer. To tender in the exchange offer, a holder must:

(1) either:

•	properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the exchange agent prior to the expiration date; or

•	instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the convertible notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, according to the procedure for book-entry transfer described below; and

(2) deliver to the exchange agent prior to the expiration date confirmation of book-entry transfer of your convertible notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of convertible notes, a holder should contact the exchange agent at the telephone number listed under “Exchange Agent.”

The tender of convertible notes by a holder that is not withdrawn prior to expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose convertible notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf.

If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the convertible notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the convertible notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered convertible notes. Our determination will be final and binding. We reserve the absolute right to reject any convertible notes not properly tendered or any convertible notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular convertible notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of convertible notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of convertible notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of convertible notes will not be deemed made until those defects or irregularities have been cured or waived. Any convertible notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will accept convertible notes for exchange pursuant to the exchange offer only after the exchange agent timely receives:

•	a timely book-entry confirmation that convertible notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the convertible notes from the exchange agent at its offices listed under ‘‘— Exchange Agent.”

The Depository Trust Company Book-Entry Transfer

The exchange agent has established an account with respect to the convertible notes at DTC for purposes of the exchange offer.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender convertible notes.

Any participant in DTC may make book-entry delivery of convertible notes by causing DTC to transfer the convertible notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the convertible notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of convertible notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering convertible notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided for by us in conjunction with the exchange offer. Holders of convertible notes must timely tender their convertible notes in accordance with the procedures set forth herein.

Withdrawal Rights

You may withdraw your tender of convertible notes at any time before 5:00 p.m., New York City time, on the expiration date. In addition, if not previously returned, you may withdraw convertible notes that you tender that are not accepted by us for exchange after expiration of 40 business days from November 6, 2007. For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

•	specify the name of the person that tendered the convertible notes to be withdrawn;

•	identify the convertible notes to be withdrawn, including the certificate number or numbers and principal amount of such convertible notes;

•	specify the principal amount of convertible notes to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the convertible notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the convertible notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the convertible notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the convertible notes are to be registered, if different from that of the person that tendered the convertible notes.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn convertible notes or otherwise comply with DTC’s procedures.

Any convertible notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any convertible notes that have been tendered for exchange but which are not exchanged for any reason will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn convertible notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering Convertible Notes” above at any time on or before the expiration date.

Acceptance of Convertible Notes for Exchange; Delivery of Offer Consideration

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will promptly accept, all convertible notes properly tendered that have not been withdrawn and will pay the offer consideration in exchange for such convertible notes promptly after the acceptance. Please refer to the section in this prospectus entitled “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered convertible notes for exchange when we give notice of acceptance to the exchange agent.

In all cases, we will pay the offer consideration in exchange for convertible notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives a book-entry confirmation of the transfer of the convertible notes into the exchange agent’s account at DTC, and a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer to the contrary, the exchange offer is subject to the following condition that we may not waive: the registration statement of which this prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC.

In addition, we will not be required to accept for exchange, or to pay the offer consideration in exchange for, any convertible notes and may terminate or amend the exchange offer, by oral or written notice (with any oral notice to be promptly confirmed in writing) to the exchange agent, followed by a timely press release, at any time before accepting any of the convertible notes for exchange, if, in our reasonable judgment:

•	there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us (as set forth under “Purpose, Effect and Contemplated Benefits”) of the exchange offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	any material adverse change in the price of our common stock in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any convertible notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the exchange offer, in whole or in part, except as to the requirement that the registration statement be declared effective by the SEC, which condition we will not waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the exchange agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of convertible notes being tendered for exchange.

Fees and Expenses

Tendering holders of outstanding notes will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission payable to the dealer manager. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. We will bear the fees and expenses of soliciting tenders for the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager as well as by our officers and other employees. We will also pay the dealer manager and the exchange agent reasonable out-of-pocket expenses and we will indemnify each of the exchange agent and the dealer manager against certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of convertible notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing convertible notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of convertible notes tendered;

•	shares of common stock are to be delivered to, or issued in the name of, any person other than the registered holder of the convertible notes;

•	tendered convertible notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of convertible notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Future Purchases

Following completion of the exchange offer, we may repurchase additional convertible notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of convertible notes that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. However, Exchange Act Rule 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any convertible notes other than pursuant to the exchange offer until 10 business days after the expiration date of the exchange offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of convertible notes under applicable law in connection with the exchange offer.

Sources of Payment of the Offer Consideration

Assuming full participation, we will need approximately $24 million in cash to fund the cash portions of the offer consideration (including payment of the accrued and unpaid interest of approximately $7 million on the convertible notes). We will use cash on hand to make these payments. The shares of our common stock to be issued in the exchange offer are available from our authorized but unissued shares of common stock.

Compliance With Securities Laws

We are making the exchange offer to all holders of outstanding convertible notes. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of convertible notes be accepted from or on behalf of, the holders of convertible notes residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer will be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this exchange offer, the distribution of this prospectus, and the resale of the shares of common stock.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer to the public of any shares of our common stock as contemplated by this document may be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any such shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, to the extent those exemptions have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by any managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the dealer managers for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of such shares of our common stock shall result in a requirement for the publication by us or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to exchange for any shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus has been prepared on the basis that all offers of such shares of our common stock will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of such shares of our common stock. Accordingly any person making or intending to make any offer within the EEA of shares of our common stock which are the subject of the placement contemplated in this document should only do so in circumstances in which no obligation arises for us or the dealer manager to produce a prospectus for such offer. Neither we nor the dealer manager has authorized, nor do we or the dealer manager authorize, the making of any offer of such shares of our common stock through any financial intermediary, other than offers made by the dealer manager which constitute the final placement of such shares of our common stock contemplated in this document.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of our common stock under, the offer contemplated in this document will be deemed to have represented, warranted and agreed to and with the dealer manager and us that in the case of any shares of our common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of our common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the dealer manager has been given to the offer or resale; or (ii) where shares of our common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of our common stock to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

This prospectus is only being distributed to and directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). Shares of our common stock are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the exchange offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

Accounting Treatment

We will derecognize the net carrying amount of exchanged convertible notes and recognize common stock and paid-in capital for the shares of common stock issued in connection with the exchange offer. We will also recognize an expense for the cash payment and the fees and expenses related to the exchange offer. If all of the convertible notes in the exchange offer are tendered, we would expect to record debt exchange expense of approximately $19 million, including fees and expenses related to the exchange offer.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the New York Stock Exchange under the symbol “GT.” On November 5, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $30.47 per share. To our knowledge, 211,183,648 shares of our common stock were held by approximately 22,637 registered holders as of November 2, 2007. The following table sets forth, for the periods indicated, the high and low price of our common stock as reported on the New York Stock Exchange consolidated transaction reporting system.

Year	High	Low

2005:
First quarter	$16.09	$13.10
Second quarter	15.46	11.24
Third quarter	18.59	14.60
Fourth quarter	18.18	12.80
2006:
First quarter	19.31	12.78
Second quarter	15.42	10.35
Third quarter	15.07	9.75
Fourth quarter	21.35	13.61
2007:
First quarter	32.16	21.40
Second quarter	36.59	30.96
Third quarter	36.90	23.83
Fourth quarter (through November 2, 2007, 2007)	31.36	26.58

DIVIDEND HISTORY

We have not paid a dividend on our common stock since the fourth quarter of 2002. We do not currently intend to pay any dividends on our common stock, but rather intend to retain earnings, if any, for future operations, expansion of our business and debt repayment. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, compliance with debt instruments, legal requirements and other factors as our board of directors deems relevant. The terms of our principal credit agreements and other indebtedness also limit our ability to declare and pay cash dividends on our common stock under certain circumstances.

DESCRIPTION OF OUR COMMON STOCK

This section contains a description of the material terms of our common stock. The following description is based on our articles of incorporation, as amended (“Articles of Incorporation”), our code of regulations, as amended (“Code of Regulations”), and applicable provisions of Ohio law. This summary is not complete. Our Articles of Incorporation and Code of Regulations are filed as exhibits to the registration statement of which this prospectus forms a part. You should read our Articles of Incorporation and Code of Regulations for the provisions that are important to you.

Authorized Shares

Our authorized capital stock consists of:

•	450,000,000 shares of common stock, without par value; and

•	50,000,000 shares of preferred stock, issuable in series.

On November 2, 2007, there were 211,183,648 shares of common stock outstanding and an additional 10,648,161 issued shares of common stock which we hold as treasury shares. No shares of preferred stock were issued or outstanding on November 2, 2007. The outstanding shares of our common stock are listed on the New York Stock Exchange. Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Voting Rights

Each share of our common stock is entitled to one vote per share on each matter (other than the election of directors) voted upon by shareholders, subject to the rights of the holders of shares of preferred stock, if any, that may be outstanding.

Except as may otherwise be required by our Articles of Incorporation, our Code of Regulations or Ohio law in respect of certain matters, the affirmative vote of at least a majority of the shares of common stock outstanding on the record date is required for any proposal to be adopted. Various matters, including the approval of certain transactions and certain amendments to the Articles of Incorporation or Code of Regulations, require the affirmative vote of the holders of two-thirds of the shares of common stock outstanding.

In voting for the election of directors, each share is entitled to one vote for each director to be elected. In the election of directors, the candidates for directorships to be filled receiving the most votes will be elected. Any holder of shares of common stock may request that voting for the election of directors be cumulative. In voting cumulatively, a shareholder may give any one candidate for director a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she is entitled to vote, or may distribute his or her votes on the same principle among two or more candidates as desired.

If any shares of a series of preferred stock are outstanding and if six quarterly dividends thereon have not been paid as provided by the terms of that outstanding series of preferred stock, then the holders of the preferred stock have the right to elect, as a class, two members of our board of directors, which rights continue until the dividend payment default is cured. In addition, the separate affirmative vote or consent of the holders of any outstanding preferred stock may be required to authorize certain corporate actions, including mergers and certain amendments to our Articles of Incorporation.

Dividend Rights

The holders of shares of our common stock are entitled to receive dividends and other distributions if, as and when declared by our board of directors out of funds legally available for that purpose. These rights are subject to any preferential rights and any sinking fund, redemption or repurchase rights of any outstanding shares of preferred stock. We are not permitted to pay dividends to holders of our common stock if we have not paid or provided for the dividends, if any, fixed with respect to any outstanding shares of preferred stock.

The terms of our principal credit agreements and other indebtedness limit our ability to pay cash dividends on our common stock.

Liability for Calls and Assessments

The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preemptive Rights

Holders of shares of our common stock do not have preemptive rights or conversion rights as to additional issuances of shares of our common stock or of securities convertible into, or entitling the holder to purchase, shares of our common stock.

Liquidation Rights

If the Company were voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our outstanding shares of common stock would be entitled to share in the distribution of all assets remaining after payment of all of our liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of any outstanding shares of preferred stock.

Other Information

Holders of shares of our common stock have no conversion, redemption or call rights related to their shares. We may, pursuant to action authorized by our board of directors, offer to repurchase or otherwise reacquire shares of our common stock, but we may not redeem issued and outstanding shares.

Policy Regarding Shareholder Rights Plans

We do not have a shareholder rights plan. The board of directors has agreed to the following policy, which is set forth in our corporate governance guidelines, with respect to the future adoption of a rights plan:

•	if we ever were to adopt a rights plan, the board of directors would seek prior shareholder approval of the plan unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt a plan before obtaining shareholder approval; and

•	if a rights plan is adopted without prior shareholder approval, the plan must either be ratified by shareholders or must expire within one year.

Certain Provisions of Ohio Law and the Company’s Articles of Incorporation and Code of Regulations

There are statutory provisions of Ohio law and provisions in our Articles of Incorporation and Code of Regulations that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of the Company, including transactions in which our shareholders might otherwise receive a premium over the then current market prices for their shares.

Articles of Incorporation and Code of Regulations

Our Articles of Incorporation and Code of Regulations contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of the Company that is not approved by the board of directors. These provisions include:

•	the right of our board of directors to issue authorized and unissued shares of common stock without shareholder approval;

•	the right of our board of directors to issue shares of preferred stock in one or more series and to designate the number of shares of those series and certain terms, rights and preferences of those series, including redemption terms and prices and conversion rights, without shareholder approval; and

•	provisions prohibiting the removal of directors except upon the vote of holders of shares entitling them to exercise two-thirds of the voting power of the Company.

Ohio Law Provisions

Various laws may affect the legal or practical ability of shareholders to dispose of shares of the Company. Such laws include the Ohio statutory provisions described below:

Chapter 1704 of the Ohio Revised Code prohibits an interested shareholder (defined as a beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any issuing public Ohio corporation) or any affiliate or associate of an interested shareholder (as defined in Section 1704.01 of the Ohio Revised Code) from engaging in certain transactions with the corporation during the three-year period after the interested shareholder’s share acquisition date.

The prohibited transactions include mergers, consolidations, majority share acquisitions, certain asset sales, loans, certain sales of shares, dissolution, and certain reclassifications, recapitalizations or other transactions that would increase the proportion of shares held by the interested shareholder.

After expiration of the three-year period, the corporation may participate in such a transaction with an interested shareholder only if, among other things:

•	the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the disinterested voting shares (shares not held by the interested shareholder); or

•	the transaction meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares.

The prohibitions do not apply if, before the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the interested shareholder’s acquisition of shares or the otherwise prohibited transaction. The restrictions also do not apply if a person inadvertently becomes an interested shareholder or was an interested shareholder prior to the adoption of the statute on April 11, 1990, unless, subject to certain exceptions, the interested shareholder increases his, her or its proportionate share interest on or after April 11, 1990.

Pursuant to Ohio Revised Code Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within eighteen (18) months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves in a court of competent jurisdiction either of the following:

•	that his, her or its sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that such person would acquire control of the corporation; or

•	such person’s purpose was not to increase any profit or decrease any loss in the stock, and the proposal did not have a material effect on the market price or trading volume of the stock.

Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation fails or refuses to bring an action to recover these profits within sixty (60) days of a written request. The party bringing such an action may recover attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits.

We are also subject to Ohio’s Control Share Acquisition Act (Ohio Revised Code 1701.831). The Control Share Acquisition Act provides that, with certain exceptions, a person may acquire beneficial ownership of shares in certain ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) of the voting power of the outstanding shares of an Ohio corporation meeting certain criteria, which the Company meets, only if such person has submitted an “acquiring person statement” and the proposed acquisition has been approved by both (i) the vote of a majority of the voting power of the Company and (ii) by a majority of the voting power of the Company excluding “interested shares,” as defined in Section 1701.01 of the Ohio Revised Code.

DESCRIPTION OF THE CONVERTIBLE NOTES

The convertible notes were issued under an indenture dated as of July 2, 2004, between us and Wells Fargo Bank, N.A., as trustee, which we refer to in this prospectus as the indenture. You may request a copy of the indenture from the trustee. The convertible notes were originally issued in an aggregate principal amount of $350,000,000. As of the date of this prospectus, $202,000 aggregate principal amount of convertible notes have been converted into shares of our common stock pursuant to the terms of the convertible notes, and $349,798,000 aggregate principal amount of convertible notes remain outstanding.

The following description is a summary of the material provisions of the convertible notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the convertible notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the convertible notes.

For purposes of this description, references to “the Company,” “Goodyear,” “we,” “our” and “us” refer only to The Goodyear Tire & Rubber Company and not to any of its subsidiaries.

General

The convertible notes:

•	are general unsecured obligations of Goodyear and rank equally in right of payment with all of our other existing and future unsubordinated unsecured debt and prior to all of our subordinated debt;

•	will mature on June 15, 2034, unless earlier converted, purchased by us (whether at your option or upon a designated event (as defined below)) or redeemed;

•	accrue interest at a rate of 4.00% per year payable in cash on each June 15 and December 15, beginning December 15, 2004;

•	were issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered convertible notes in global form, but in certain limited circumstances may be represented by convertible notes in definitive form;

•	are redeemable by us for cash, at our option, in whole or in part beginning on June 20, 2008 at the redemption prices set forth below under “— Optional Redemption,” plus accrued and unpaid interest (including liquidated damages, if any) to but excluding the redemption date;

•	are subject to repurchase by us for cash at the option of the holder on June 15 of 2011, 2014, 2019, 2024 and 2029, or upon a designated event; and

•	in the case of certain designated events, will entitle holders to a make whole premium upon the repurchase of convertible notes as described below under “— Designated Event Permits Holders to Require Us to Purchase Convertible Notes” and upon the conversion of convertible notes as described below under “— Conversion in Connection with a Fundamental Change.”

You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your convertible notes into our common stock initially at a conversion rate of 83.0703 shares of common stock per $1,000 principal amount of convertible notes (subject to adjustment as described below). This conversion rate is equivalent to an initial conversion price of approximately $12.04 per share of common stock. Upon conversion of a note, you will receive only shares of our common stock and a cash payment to account for fractional shares. In lieu of delivering common stock upon conversion of all or any portion of the convertible notes, we may elect to pay holders surrendering convertible notes for conversion cash or any combination of cash and common stock as described herein. See “— Conversion Rights.”

If any interest payment date, maturity date, redemption date, purchase date or repurchase date (including upon the occurrence of a designated event as described below) falls on a day that is not a business day, the required payment of principal, premium (if any) and interest will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date, purchase date or repurchase date (including upon the occurrence of a designated event as described below), as the case may be, to that next succeeding business day. The term “business day” means, with respect to any note, any day other than Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, securing our debt or issuing or repurchasing our securities.

You are not afforded protection in the event of a highly leveraged transaction, or a change of control of us under the indenture, except to the extent described below under the caption “— Designated Event Permits Holders to Require Us to Purchase Convertible Notes” and “— Conversion in Connection with a Fundamental Change.”

We have not listed, and do not intend to list, the convertible notes for trading on any national securities exchange.

When we refer to “common stock,” we mean the common stock, without par value, of The Goodyear Tire & Rubber Company.

Additional Convertible Notes

We may, without the consent of the holders of the convertible notes, increase the principal amount of the convertible notes by issuing additional convertible notes in the future on the same terms and conditions, except for any differences in the issue price and the interest accrued prior to the issue date of the additional convertible notes. Any such additional convertible notes will be fungible with the convertible notes and will have the same CUSIP numbers as the convertible notes offered hereby. The convertible notes currently outstanding and any additional convertible notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture, including with respect to waivers, amendments, redemptions and offers to purchase. No additional convertible notes may be issued if any event of default has occurred with respect to the notes.

Ranking

The convertible notes are our general unsecured obligations and rank senior in right of payment to all existing and future debt that is expressly subordinated in right of payment to the notes. The convertible notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The convertible notes effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations from the notes only after all debt secured by such assets has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

The indenture under which the convertible notes were issued does not limit us or our subsidiaries from incurring additional indebtedness.

As of September 30, 2007, we had approximately $5.1 billion of indebtedness (including capital leases) outstanding, of which $2.5 billion was senior secured indebtedness. None of our subsidiaries guarantee our obligations under the convertible notes. As such, the convertible notes are structurally subordinated to all liabilities of our subsidiaries, which are distinct legal entities having no legal obligation to pay any amounts pursuant to the convertible notes or to make funds available therefor. At September 30, 2007, the total subsidiary liabilities, including guarantees of our indebtedness, was approximately $8.0 billion, which would effectively rank senior to the convertible notes.

Interest

The convertible notes accrue interest at a rate of 4.00% per annum from the most recent interest payment date to which interest has been paid or duly provided for on the convertible notes, and any accrued and unpaid interest

(including liquidated damages, if any) will be payable semi-annually in arrears on June 15 and December 15 of each year. Interest will be paid to the person in whose name a convertible note is registered at the close of business on the June 1 or December 1 (any of which we refer to as a “record date”) immediately preceding the relevant interest payment date. However, in the case of a convertible note redeemed by us at our option or repurchased upon the occurrence of a designated event, as described below, during the period from the applicable record date to, but excluding, the next succeeding interest payment date, accrued interest (including liquidated damages, if any) will be payable to the holder of the convertible note redeemed or repurchased, and we will not be required to pay interest on such interest payment date in respect of any such convertible note (or portion thereof). Interest is be computed on the basis of a 360-day year comprised of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed. Interest payments for the convertible notes include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the related interest payment date or date of maturity, as the case may be.

Conversion Rights

Subject to the conditions and during the periods described below, prior to the close of business on the maturity date of the convertible notes (subject to prior redemption or repayment), you may convert all or some of your convertible notes into shares of our common stock initially at a conversion rate of 83.0703 shares of common stock per $1,000 principal amount of convertible notes, which is equivalent to an initial conversion price of approximately $12.04 per share of common stock. The conversion rate in effect at any given time will be subject to adjustment as described below. A convertible note for which a holder has delivered a purchase notice or a notice requiring us to repurchase such convertible note upon a designated event may be surrendered for conversion only if such notice is withdrawn three business days prior to the repurchase date and in accordance with the indenture. You may convert fewer than all of your convertible notes so long as the convertible notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, you will not receive any payment of interest (including liquidated damages, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates and you were the record holder on such record date, or unless included in the payment of a make whole premium (if any). We will not issue fractional shares of common stock upon conversion of convertible notes. Instead, we will pay cash in lieu of fractional shares. Our delivery to you of the full number of shares of our common stock into which a convertible note is convertible, or cash or a combination of cash and shares of common stock, including any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the convertible note; and

•	all accrued but unpaid interest (including liquidated damages, if any).

As a result, accrued but unpaid interest (including liquidated damages, if any) will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to you of receiving our common stock upon conversion, see “Certain United States Federal Income Tax Considerations.”

Notwithstanding the preceding paragraph, if convertible notes are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of such convertible notes at the close of business on the record date will receive the interest (including liquidated damages, if any) payable on such convertible notes on the corresponding interest payment date notwithstanding the conversion. Such convertible notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including liquidated damages, if any) payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a designated event repurchase date that is after a record date and on or prior to the next interest payment date, or (3) to the extent of any overdue interest (including liquidated damages, if any) if any overdue interest exists at the time of conversion with respect to such convertible note.

In the event any holder exercises its right to require us to purchase any convertible notes on any purchase date, such holder’s conversion right with respect to such convertible notes will terminate on the close of business on the relevant purchase date, unless we default on the payment due upon purchase of such convertible notes or the holder elects to withdraw the submission of election to have such convertible notes purchased. See “— Purchase of Convertible Notes by Us at the Option of the Holders.” In the event any holder exercises its right to require us to repurchase any convertible notes upon a designated event, such holder’s conversion right with respect to such convertible notes will terminate on the close of business on the designated event purchase date, unless we default on the payment due upon repurchase of such notes or the holder elects to withdraw the submission of election to have such notes repurchased. See “— Designated Event Permits Holders to Require Us to Purchase Notes.”

To convert your convertible note into common stock you must do the following:

•	complete and manually sign the conversion notice on the back of the convertible note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the convertible note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The conversion date will be the date on which the convertible note, the duly signed and completed notice of conversion, and any funds that may be required as described above shall have been so delivered. If your interest is a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for exchanging a beneficial interest in a global note. The convertible note will be deemed to have been converted immediately prior to the close of business on the conversion date. A holder delivering a convertible note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the convertible note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

Except as described below under “— Conversion in Connection with a Fundamental Change,” if you surrender your convertible notes for conversion, we will have the right to deliver cash, shares of our common stock, or a combination of cash and shares of our common stock. We will inform the holders through the trustee no later than two trading days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of delivery of shares of common stock, unless we have already informed holders of our election in connection with our optional redemption of the convertible notes as described below under “— Optional Redemption.” If we elect to deliver all of such payment in shares of common stock, the shares of common stock will be delivered through the trustee no later than the fifth trading day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of common stock, will be made to holders surrendering convertible notes no later than the 15th trading day following the conversion date. If an event of default, as described below under “— Events of Default and Remedies” (other than a default in a cash payment upon conversion of the convertible notes) has occurred and is continuing, we may not pay cash upon conversion of any convertible notes (other than cash in lieu of fractional shares).

If we elect to satisfy the entire conversion obligation with shares of our common stock, we will deliver to the holders a number of shares equal to (1) the aggregate principal amount of convertible notes to be converted divided by $1,000, multiplied by (2) the applicable conversion rate.

If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holders cash in an amount equal to the product of:

•	a number equal to (1) the aggregate principal amount of convertible notes to be converted divided by $1,000 multiplied by (2) the applicable conversion rate, and

•	the average of the last reported sale prices (as defined below) of our common stock for the ten consecutive trading days beginning on the third day after the conversion date (the “cash settlement averaging period”).

If we elect to satisfy a fixed amount (but not all) of the conversion obligation per $1,000 principal amount of convertible notes in cash, we will deliver to you (x) such fixed amount per $1,000 principal amount of convertible notes (the “cash amount”) and (y) a number of shares of our common stock per $1,000 principal amount of notes equal to the sum, for each trading day of the cash settlement averaging period, of the greater of:

•	zero; and

•	a number of shares determined by the following formula:

(last reported sale price of our common stock on such trading day X applicable conversion rate) — the cash amount last reported sale price of our common stock on such trading day X number of trading days in the cash settlement averaging period

We are not required to issue fractional shares of common stock upon conversion of convertible notes and, in each case, in lieu of such fractional shares, we will pay a cash adjustment based upon the last reported sale price of our common stock during the trading day immediately preceding the conversion date.

At any time prior to maturity, we may at our option elect, by notice to the trustee and the holders of the convertible notes, that upon conversion of the convertible notes at any time following the date of such notice, we shall be required to deliver cash in an amount at least equal to the principal amount of the convertible notes converted. If we make this election, we will also be required to deliver cash only in connection with any principal value conversion pursuant to the trading price condition.

Conversion upon Satisfaction of Sale Price Condition

You may surrender your convertible notes for conversion into our common stock: (1) on any business day in any fiscal quarter commencing prior to the maturity date of the convertible notes (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the eleventh trading day of such fiscal quarter is greater than 120% of the applicable conversion price per share of our common stock on such eleventh trading day (initially 120% of $12.04, or $14.45, which we refer to as the conversion trigger price) and (2) on any business day after June 15, 2029 (through the business day immediately prior to the maturity of the convertible notes) if the last reported sale price of our common stock on any trading date after June 15, 2029 is greater than 120% of the applicable conversion trigger price. Upon surrender of convertible notes for conversion, we will have the right to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last reported bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, we will determine the “last reported sale price” on the basis we consider appropriate.

Conversion Based on Trading Price of the Convertible Notes

You also may surrender your convertible notes for conversion during the five consecutive business day period following any five consecutive trading day period in which the “trading price” per $1,000 principal amount of convertible notes for each day of that trading period, as determined following a request by a holder of convertible notes in accordance with the procedures described below, was less than 98% of the product of the last reported sale price of our common stock on such corresponding trading day and the applicable conversion rate (the “trading price condition”). Upon surrender of convertible notes for conversion, we will have the right to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock.

Notwithstanding the foregoing paragraph, if, on the date of any conversion pursuant to the trading price condition that is on or after June 15, 2029, the last reported sale price of our common stock on the trading day before the conversion date is greater than 100% but less than 120% of the conversion price, then holders surrendering convertible notes for conversion will receive, in lieu of shares of our common stock (or cash or a combination of cash and shares of our common stock) based on the then applicable conversion rate, an amount in cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of the convertible notes being converted, plus accrued and unpaid interest (including liquidated damages, if any), as of the conversion date (a “principal value conversion”). Any common stock delivered upon a principal value conversion will be valued at the greater of the conversion price on the conversion date and the average of the last reported sale price of our common stock for a five trading day period starting on the third trading day following the conversion date of the convertible notes.

The “trading price” of the convertible notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of convertible notes obtained by the trustee (or another conversion agent obtained by us) for $2,000,000 principal amount of the convertible notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least three such bids cannot be reasonably obtained by the trustee (or another conversion agent obtained by us), but two such bids are obtained by the trustee (or another conversion agent obtained by us), then the average of the two bids shall be used, and if only one bid can be reasonably obtained by the trustee (or another conversion agent obtained by us), such one bid shall be used. If the trustee (or another conversion agent obtained by us) cannot reasonably obtain at least one bid for $2,000,000 principal amount of the convertible notes from an independent nationally recognized securities dealer on any date, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the convertible notes on such date, then the trading price of the convertible notes on such date will be deemed to be less than 98% of (a) the last reported sale price of our common stock on such date multiplied by (b) the conversion rate of the convertible notes on the date of determination.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee (or other conversion agent appointed by us) shall have no obligation to determine the trading price of the convertible notes unless we have requested such determination. We will have no obligation to make that request unless a holder of convertible notes provides us with reasonable evidence that the trading price of the convertible notes may be less than 98% of the last reported sale price of our common stock multiplied by the applicable conversion rate. At such time, we shall instruct the trustee or conversion agent, as the case may be, to determine the trading price of the convertible notes beginning on the next trading day and on each successive trading day until, and only until, the trading price per $1,000 principal amount of convertible notes on a trading day is greater than or equal to 98% of the average last reported sale prices of our common stock multiplied by the applicable conversion rate.

Conversion upon Notice of Redemption

If we call any or all of the convertible notes for redemption, you may surrender any of your convertible notes that have been called for redemption for conversion at any time prior to the close of business on the second business day prior to the redemption date; provided that if we elect to redeem less than all of the convertible notes, only those convertible notes called for redemption may be converted. Upon surrender of convertible notes for conversion after a redemption call, we will have the right to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock. We will give notice of our election to pay cash in lieu of common stock in the notice of redemption.

Conversion upon Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock, assets (including cash), debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5%

of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution,

we must notify holders of the convertible notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their convertible notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. If the distribution does not take place, no convertible notes surrendered for conversion will be converted.

Conversion in Connection with a Fundamental Change

We must give notice to all record holders and to the trustee at least 10 trading days prior to the anticipated effective date of a fundamental change (as defined below). We must also give notice to all record holders and to the trustee that such fundamental change has become effective within the five trading day period after the date such fundamental change becomes effective. You may surrender your convertible notes for conversion at any time during the period from the opening of business on the date we give notice of the anticipated effective date of the fundamental change to the close of business on the 10th trading day from and including the date of our notice (the “effective date notice”) that such fundamental change has become effective, or, if later, the related repurchase date, if any, for that fundamental change.

If you convert your convertible notes in connection with a fundamental change, you will receive:

•	if you are entitled to the make whole premium, an amount determined as set forth below under “— Determination of the Make Whole Premium” which will be payable on the repurchase date for the convertible notes after a certain fundamental change as described under “— Designated Event Permits Holders to Require Us to Purchase Convertible Notes” and an amount equal to any accrued but unpaid cash interest to, but excluding, the conversion date, which interest will be payable in cash; plus

•	the number of shares of our common stock (or cash or a combination of cash and common stock, as described above) into which your convertible notes are convertible (if you surrender your convertible notes for conversion prior to the record date for receiving distributions in connection with the fundamental change or, if earlier, the effective time of the fundamental change) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of shares of our common stock into which your convertible notes were convertible immediately prior to the transaction (if you surrender your convertible notes for conversion after such record date or effective time, as the case may be).

Conversion Rate Adjustments

The conversion rate (as well as the stock price (as defined below) used to determine the make whole premium described under “— Determination of the Make Whole Premium”) will be adjusted as described below, except that we will not make any adjustments to the conversion rate (or the stock price used to determine the make whole premium) if holders of the convertible notes participate in any of the transactions described below.

(1) If we issue shares of our common stock as a dividend or distribution on our common stock, or if we effect a stock split or stock combination, the conversion rate will be adjusted based on the following formula:

CR(1)	=	CR(o	)	×	OS(1	) OS(o)

where,

CR(o)	=	the conversion rate in effect immediately prior to such event
CR(1)	=	the conversion rate in effect immediately after such event
OS(o)	=	the number of shares of our common stock outstanding immediately prior to such event
OS(1)	=	the number of shares of our common stock outstanding immediately prior to such event plus the total number of shares constituting such dividend or distribution

(2) If we issue to all or substantially all holders of our common stock any rights, warrants or options entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the last reported sale price of our common stock on the trading day immediately preceding the day on which such issuance is announced, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration):

CR(1)	=	CR(o	)	×	OS(o	) + X OS(o) + Y

where,

CR(o)	=	the conversion rate in effect immediately prior to such event
CR(1)	=	the conversion rate in effect immediately after such event
OS(o)	=	the number of shares of our common stock outstanding immediately prior to such event
X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants or options
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the trading day immediately preceding the record date for the issuance of such rights, warrants or options

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, warrants, options or securities referred to in clause (1) or (2) above; and

•	dividends or distributions in cash referred to in clause (4) below;

then the conversion rate will be adjusted based on the following formula:

CR(1)	=	CR(o)	×	SP(o) SP(o) − FMV

where,

CR(o)	=	the conversion rate in effect immediately prior to such distribution
CR(1)	=	the conversion rate in effect immediately after such distribution
SP(o)	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the trading day immediately preceding the ex-dividend date for such distribution
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR(1)	=	CR(o)	×	FMV + MP(o) MP(o)

where,

CR(o)	=	the conversion rate in effect immediately prior to such distribution
CR(1)	=	the conversion rate in effect immediately after such distribution
FMV	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 trading days after the effective date of the spin-off
MP(o)	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off

(4) If we make cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR(1)	=	CR(o)	×	SP(o) SP(o) − C

where,

CR(o)	=	the conversion rate in effect immediately prior to the record date for such distribution
CR(1)	=	the conversion rate in effect immediately after the ex-dividend date for such distribution
SP(o)	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the trading day immediately preceding the ex-dividend date of such distribution
C	=	the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries purchase shares of our common stock pursuant to a tender offer or exchange offer which involves an aggregate consideration that exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer, the conversion rate will be increased based on the following formula:

CR(1)	=	CR(o)	×	AC + (SP(1) × OS(1)) SP(1) × OS(o)

where,

CR(o)	=	the conversion rate in effect on the date such tender offer or exchange offer expires
CR(1)	=	the conversion rate in effect on the day next succeeding the date such tender offer or exchange offer expires
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for all shares of common stock that the Company or one of its subsidiaries purchases in the tender offer or exchange offer
OS(o)	=	the number of shares of our common stock outstanding immediately prior to the date such tender offer or exchange offer expires
OS(1)	=	the number of shares of our common stock outstanding immediately after the date such tender offer or exchange offer expires
SP(1)	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days commencing on the trading day next succeeding the date such tender offer or exchange offer expires

If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Notwithstanding the foregoing, in the event of an adjustment pursuant to clauses (4) or (5) above, in no event will the conversion rate exceed 107.9914, subject to adjustment pursuant to clauses (1), (2) and (3) above.

To the extent that we adopt any stockholder rights plan, upon conversion of the convertible notes into our common stock, you will receive, in addition to our common stock, the rights under the rights plan unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets or property as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

No adjustment to the conversion rate or the ability of a holder of a convertible note to convert will be made if the holder will otherwise participate in the distribution without conversion solely as a holder of a convertible note.

Except as stated herein, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

In particular, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the convertible notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest (including liquidated damages, if any).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

We are permitted to increase the conversion rate of the convertible notes by any amount for a period of at least 20 business days (or such longer period as may be required by law) if our Board of Directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase common stock in connection with a dividend or distribution of stock (or rights to acquire stock) or similar event.

Holders of the convertible notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Certain United States Federal Income Tax Considerations.”

Exchange in Lieu of Conversion

When you surrender the convertible notes for conversion, the conversion agent may direct you to surrender your convertible notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any convertible notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your convertible notes, a number of shares of our common stock equal to the applicable conversion rate, plus cash for any fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof. If the designated institution accepts any such convertible notes, it will deliver the appropriate number of shares of our common stock to the conversion agent and the conversion agent will deliver those shares to you. Any convertible notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any convertible notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following determination of the applicable stock price, convert the convertible notes and deliver cash, shares of our common stock or a combination of cash and shares of our common stock as described under “— Conversion Rights.”

Our designation of an institution to which the convertible notes may be submitted for exchange does not require the institution to accept any convertible notes. If the designated institution declines to accept any convertible notes surrendered for exchange, we will convert those convertible notes into shares of our common stock, cash, or a combination of cash and shares of our common stock, as described under “— Conversion Rights.”

We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Optional Redemption

Prior to June 20, 2008, the convertible notes will not be redeemable. On or after June 20, 2008, we may redeem for cash all or a portion of the convertible notes at any time at the declining redemption prices below, plus any accrued and unpaid interest (including liquidated damages, if any) to but excluding the redemption date. We will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the convertible notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the convertible notes or portions of such convertible notes called for redemption. If the redemption date is an interest payment date, interest (including liquidated damages, if any) shall be paid on such interest payment date to the record holder on the relevant record date. The redemption price, expressed as a percentage of the principal amount of the convertible notes to be redeemed, is as follows for the following periods:

Redemption
Period	Price

Beginning June 20, 2008 and ending on June 14, 2009	101.714%
Beginning June 15, 2009 and ending on June 14, 2010	101.143%
Beginning June 15, 2010 and ending on June 14, 2011	100.571%
Beginning June 15, 2011 and thereafter	100.000%

Convertible notes or portions of convertible notes called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. We will give notice of our election to pay cash in lieu of shares of common stock upon a conversion in the notice of redemption.

If we decide to redeem fewer than all of the outstanding convertible notes, the trustee will select the convertible notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your convertible notes for partial redemption and you convert a portion of your convertible notes, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the convertible notes if we have failed to pay any interest on the convertible notes (including liquidated damages, if any) and such failure to pay is continuing.

Purchase of Convertible Notes by Us at the Option of the Holders

Holders have the right to require us to purchase for cash all or a portion of their convertible notes on June 15 of 2011, 2014, 2019, 2024 and 2029 (each, a “purchase date”). We will be required to purchase any outstanding convertible notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the third business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related convertible notes.

The purchase price payable will be equal to 100% of the principal amount of the convertible notes to be purchased, plus any accrued and unpaid interest (including liquidated damages, if any) to, but excluding, the purchase date.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and all holders of the convertible notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the purchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to purchase their convertible notes.

On or prior to the date we provide such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

The purchase notice given by each holder electing to require us to purchase convertible notes shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date and must state:

•	if certificated convertible notes have been issued, the certificate numbers of the convertible notes;

•	the portion of the principal amount of convertible notes to be purchased, in integral multiples of $1,000; and

•	that the convertible notes are to be purchased by us pursuant to the applicable provisions of the convertible notes and the indenture.

If the convertible notes are not in certificated form, your notice must comply with appropriate DTC procedures.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn convertible notes;

•	if certificated convertible notes have been issued, the certificate numbers of the withdrawn convertible notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the convertible notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

You must either effect book-entry transfer or deliver the convertible notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the convertible notes. If the paying agent holds money sufficient to pay the purchase price of the convertible notes on the business day following the purchase date, then:

•	the convertible notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the convertible notes is made or whether or not the convertible notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the convertible notes).

Our ability to pay holders cash may be prohibited or limited in the future by the terms of our borrowing agreements in effect from time to time. Although we may become obligated to purchase any outstanding convertible notes on a purchase date, we may not have sufficient funds to pay the purchase price on that purchase date.

We may not purchase any convertible notes at the option of holders if there has occurred and is continuing an event of default with respect to the convertible notes other than an event of default that is cured by the payment of the repurchase price of the convertible notes.

Designated Event Permits Holders to Require Us to Purchase Convertible Notes

If a designated event occurs at any time, you will have the right, at your option, to require us to purchase any or all of your convertible notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. We will pay a designated event repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including liquidated damages, if any) to but excluding the designated event repurchase date, plus, in the case of a fundamental change that is a change of control (as defined below), a make whole premium, if any, determined as described below under “— Determination of the Make Whole Premium.”

A “designated event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading”; provided that a fundamental change occurring on or prior to June 15, 2011, will not be a designated event unless the transaction or event resulting in such fundamental change also constitutes a “change of control”.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration that is not at least 90% (excluding cash payments for fractional shares) common shares, common stock or American depositary shares that are (i) listed on, or immediately after the transaction or event will be listed on, the New York Stock Exchange or a United States national securities exchange; or (ii) approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

A “change of control” will be deemed to have occurred at the time any of the following occurs after the convertible notes are originally issued:

(1) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than us, our subsidiaries or any of our or their employee benefit plans files a Schedule TO, Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity entitled to vote generally in the election of directors; or

(2) consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of the Company’s common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of the voting stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change of control.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the convertible notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on the Nasdaq National Market or another established automated over-the-counter trading market in the United States, and no American depositary shares or similar instruments for such common stock are so listed or approved for listing in the United States.

On or before the fifth trading day after the occurrence of a designated event, we will provide to all holders of the convertible notes and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a designated event;

•	the date of the designated event;

•	the last date on which a holder may exercise the repurchase right;

•	the designated event repurchase price;

•	the designated event repurchase date;

•	the name and address of the paying agent and conversion agent;

•	the conversion price and any adjustments to the conversion price;

•	that the convertible notes with respect to which a designated event repurchase notice has been given by the holder may be converted, if permitted under the terms of the indenture, only if the holder withdraws the designated event repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their convertible notes.

In connection with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the close of business on the third business day immediately preceding the designated event repurchase date, subject to extension to comply with applicable law, a written repurchase notice and the form entitled “Form of Designated Event Repurchase Election” on the reverse side of the convertible notes duly completed, to the paying agent. Your repurchase election must state:

•	if certificated, the certificate numbers of your convertible notes to be delivered for repurchase;

•	the portion of the principal amount of convertible notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the convertible notes are to be repurchased by us pursuant to the applicable provisions of the convertible notes and the indenture.

If the convertible notes are not in certificated form, your notice must comply with appropriate DTC procedures.

You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the designated event repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn convertible notes;

•	if certificated convertible notes have been issued, the certificate numbers of the withdrawn convertible notes; and

•	the principal amount, if any, which remains subject to the repurchase election.

If the convertible notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

You must either effect book-entry transfer or deliver the convertible notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase election to receive payment of the designated event repurchase price. We will be required to repurchase the convertible notes no later than 35 days after the day of our notice of the occurrence of the relevant designated event subject to extension to comply with applicable law. You will receive payment of the designated event repurchase price promptly following the later of the designated event repurchase date or the time of book-entry transfer or the delivery of the convertible notes. If the paying agent holds money sufficient to pay the designated event repurchase price of the convertible notes on the business day following the designated event repurchase date, then:

•	the convertible notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the convertible notes is made or whether or not the convertible notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the designated event repurchase price and previously accrued and unpaid interest upon delivery or transfer of the convertible notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The designated event repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term designated event is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the convertible notes upon a designated event may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of designated event includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the convertible notes to require us to repurchase its convertible notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

No convertible notes may be repurchased at the option of holders (other than through the issuance of shares of common stock and cash in lieu of fractional shares) upon a designated event if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the designated event repurchase price of the convertible notes.

If a designated event were to occur, we may not have enough funds to pay the designated event repurchase price in cash. See “Risk Factors — We may be unable to repay or repurchase the convertible notes.” If we fail to repurchase the convertible notes when required following a designated event, we will be in default under the indenture. Under our existing credit facilities, the occurrence of certain types of designated events would be an event of default and allow the lenders to accelerate the debt under that facility. This could result in an event of default under the convertible notes. See “— Events of Default and Remedies.” In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Our obligation to make a repurchase upon a designated event will be satisfied if a third party makes the designated event repurchase offer in a manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a designated event repurchase offer made by us, purchases all convertible notes properly tendered and not withdrawn under the designated event repurchase offer and otherwise complies with its obligations in connection therewith.

Determination of Make Whole Premium

If a fundamental change that constitutes a change of control becomes effective on or prior to June 15, 2011, holders of convertible notes will be entitled to a make whole premium upon the repurchase of convertible notes as described above under “— Designated Event Permits Holders to Require Us to Purchase Convertible Notes” and upon the conversion of convertible notes as described above under “— Conversion in Connection with a Fundamental Change.”

Holders will not be entitled to the make whole premium if the “stock price” (as defined below) is less than $9.26 (subject to adjustment).

The make whole premium will be a percentage of the original principal amount of the convertible notes being purchased or converted. The make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective and the stock price.

For these purposes, the price paid per share of our common stock in the transaction constituting the fundamental change, or “stock price,” will be determined as follows:

•	if holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share; and

•	otherwise, the stock price will be the average of the last reported sale price of our common stock on the 10 trading days up to but not including the effective date of such transaction.

We may satisfy the make whole premium solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which shares of our common stock have been converted in connection with the fundamental change. If holders of our common stock have the right to elect the form of consideration received in a fundamental change, then for purposes of the foregoing the consideration into which a share of our common stock has been converted shall be deemed to equal the aggregate consideration distributed in respect of all shares of our common stock divided by the total number of shares of our common stock participating in the distribution.

The value of the shares of our common stock, or other consideration to be received, for purposes of determining the number of shares to be issued, or other consideration to be delivered, in respect of the make whole premium will be calculated as follows:

•	in the case of a fundamental change in which all or substantially all of the shares of our common stock have been converted as of the effective date into the right to receive securities or other assets or property, then the value of the shares of our common stock will equal the value of the consideration paid per share, with the consideration valued as follows:

•	securities that are traded on an United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on 98% of the average last reported sale price on the 10 trading days prior to but excluding the repurchase date,

•	other securities, assets or property (other than cash) which holders will have the right to receive will be valued based on 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally recognized investment banks selected by the trustee, and

•	100% of any cash; and

•	in all other cases, the value of our shares of common stock will equal 98% of the average last reported sale price on the 10 trading days prior to but excluding the repurchase date.

Notwithstanding the foregoing, in no event shall the value of the shares of our common stock be less than 50% of the stock price used to determine the amount of the make whole premium.

The stock prices set forth in the first row of the first following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the convertible notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately before that adjustment of the conversion rate of the convertible notes multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

The table below sets forth the additional premiums prior to June 20, 2008 (table in percentages).

	Stock Price
Effective Date of Fundamental Change	$9.26	$10.00	$11.00	$12.00	$13.00	$15.00	$20.00	$50.00	$100.00

July 2, 2004	0.0	4.6	10.9	17.4	16.4	14.0	9.3	0.6	0.0
June 15, 2005	0.0	2.4	8.8	15.4	14.6	11.5	7.8	0.4	0.0
June 15, 2006	0.0	1.0	6.9	13.4	11.9	9.5	5.3	0.4	0.0
June 15, 2007	0.0	0.5	4.5	10.5	9.3	6.0	2.9	0.4	0.0
June 19, 2008	0.0	1.7	1.7	1.7	1.7	1.7	1.7	1.7	0.0

The exact stock price and repurchase dates may not be set forth on the table; in which case, if the stock price is:

•	between two stock price amounts on the table or the repurchase date is between two dates on the table, the make whole premium will be determined by straight-line interpolation between make whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

•	more than $100.00 per share (subject to adjustment), no make whole premium will be paid; and

•	less than the last reported sale price of our common stock on the date of pricing (subject to adjustment), no make whole premium will be paid.

The table below sets forth the additional premiums on or after June 20, 2008 (table in percentages):

Make Whole
Effective Date of Fundamental Change	Premiums

Beginning June 20, 2008 and ending on June 14, 2009	1.7%
Beginning June 15, 2009 and ending on June 14, 2010	1.1%
Beginning June 15, 2010 and ending on June 15, 2011	0.6%

Merger and Consolidation

We will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our assets to, any person, unless:

(1) the resulting, surviving or transferee person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, if form satisfactory to the trustee, all the obligations of the company under the convertible notes and the indenture;

(2) immediately after giving effect to such transaction, no default will have occurred and be continuing; and

(3) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the company under the indenture, and the predecessor company, other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the convertible notes.

Notwithstanding the foregoing, we may merge with an affiliate incorporated solely for the purpose of reincorporating the company in another jurisdiction to realize tax or other benefits.

Events of Default and Remedies

An event of default is defined in the indenture as being:

(1) a default in payment of the principal of, or premium (if any) on, any of the convertible notes when due at maturity, upon redemption, required repurchase or otherwise;

(2) a default in any payment of interest (including liquidated damages, if any) on any convertible note when due and payable and continued for 30 days;

(3) a default for 10 days in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

(4) a failure to comply with or observe in any material respect any other covenant or agreement in respect of the convertible notes contained in the indenture or the convertible notes for 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the convertible notes then outstanding;

(5) the failure by the Company or any significant subsidiary (as defined in Rule 1-02 of Regulation S-X) to pay any indebtedness (other than indebtedness owing to the Company or a significant subsidiary) within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent;

(6) the rendering of any final nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $50.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company or a significant subsidiary (as defined in Rule 1-02 of Regulation S-X) if such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment;

(7) a failure to give notice of the right to require us to repurchase convertible notes following the occurrence of a designated event within the time required to give such notice; or

(8) certain events of bankruptcy, insolvency or reorganization affecting the Company or a significant subsidiary.

A default under clauses (5) and (6) will not constitute an event of default until the trustee notifies the Company or the holders of at least 25% in principal amount of the outstanding convertible notes notify the Company and the trustee of the default and the Company does not cure such default within the time specified in clauses (5) or (6) hereof after receipt of such notice.

If an event of default (other than an event of default specified in clause (8) above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the convertible notes then outstanding, by written notice to us and the trustee, may declare the unpaid principal of, and accrued and unpaid interest (including liquidated damages, if any) on, all the convertible notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest (including liquidated damages, if any), will become immediately due and payable, notwithstanding anything contained in the indenture or the convertible notes to the contrary. If any event of default specified in clause (8) above occurs, all unpaid principal of, and accrued and unpaid interest (including liquidated damages, if any) on, the convertible notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of convertible notes.

However, if we cure all defaults, except the nonpayment of principal or interest (including liquidated damages, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding convertible notes may waive these past defaults.

Payments of principal or interest on the convertible notes that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date.

The holders of a majority of outstanding convertible notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the convertible notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including liquidated damages, if any) on the convertible notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding convertible notes make a written request to the trustee to institute proceedings in respect of such event of default;

•	the holder has offered reasonable indemnity to the trustee against any costs, expenses or liabilities of the trustee;

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the convertible notes.

The trustee may withhold notice to the holders of the convertible notes of any default, except defaults in payment of principal or interest (including liquidated damages, if any) on the convertible notes. However, the trustee must consider it to be in the interest of the holders of the convertible notes to withhold this notice.

A default in the payment of the convertible notes, or a default with respect to the convertible notes that causes them to be accelerated, may give rise to a default under our credit facilities or other indebtedness.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the convertible notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for convertible notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any convertible notes held by a non-consenting holder):

•	reduce the amount of convertible notes whose holders must consent to an amendment;

•	reduce the stated rate of or extend the stated time for payment of interest (including liquidated damages, if any) on any convertible note;

•	reduce the principal of or extend the stated maturity of any convertible note;

•	affect our obligation to redeem any convertible notes on a redemption date in a manner adverse to such holders;

•	affect our obligation to repurchase any convertible note at the option of the holder in a manner adverse to such holders;

•	affect our obligation to repurchase any convertible note upon a designated event in a manner adverse to such holders;

•	reduce the amount payable upon the redemption or repurchase of any convertible note or change the time at which any convertible note may be redeemed or repurchased;

•	make the principal or interest on any convertible note payable in money other than that stated in the convertible note;

•	impair the right of a holder to convert any convertible note or reduce the number of shares of common stock or any other property receivable upon conversion;

•	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s convertible notes; or

•	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of convertible notes, we and the trustee may amend or supplement the indenture or the convertible notes to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	provide for uncertificated convertible notes in addition to or in place of certificated convertible notes;

•	add guarantees with respect to the convertible notes;

•	secure the convertible notes;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture;

•	evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	modify the restrictions on, and procedures for, resale and other transfers of shares pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect.

The holders of a majority in principal amount of the outstanding convertible notes may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment of principal or interest on any convertible note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to the convertible notes, if:

•	we have delivered to the trustee for cancellation all outstanding convertible notes (with certain limited exceptions); or

•	all convertible notes not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any repurchase date (including upon the occurrence of a designated event), or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash and/or our common stock (as applicable under the terms of the indenture) sufficient to pay all the outstanding convertible notes, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Calculations in Respect of the Convertible Notes

Unless otherwise specified, we will be responsible for making all calculations called for under the convertible notes. These calculations include, but are not limited to, the amount of accrued interest (including liquidated damages, if any) payable on the convertible notes and the conversion price of the convertible notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of convertible notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of convertible notes upon the request of that holder.

Limitations of Claims of Bankruptcy

If a bankruptcy proceeding is commenced in respect of the company, the claim of a holder of a convertible note is, under Title 11 of the United States Code, limited to the issue price of the convertible note together with any unpaid cash interest that has accrued from the date of issue to the commencement of the proceeding.

Governing Law

The indenture provides that the convertible notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Form, Exchange, Registration and Transfer

We issued the convertible notes in fully registered form, without interest coupons, in denominations of $1,000 principal amount and integral multiples thereof. We will not charge a service fee for any registration of transfer or exchange of the convertible notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

If the convertible notes become certificated, the convertible notes will be exchangeable for other convertible notes, for the same total principal amount and for the same terms but in different authorized denominations, in accordance with the indenture. Also, holders may present certificated convertible notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have initially appointed the trustee as security registrar for the convertible notes and holders may present convertible notes for conversion, registration of transfer and exchange at the Corporate Trust Office of the trustee in the City of New York. We may at any time rescind that designation or approve a change in the location through which any such security registrar acts. We are required to maintain an office or agency for transfer and exchanges in each place of payment. We may at any time designate additional registrars for the convertible notes.

The registered holder of a convertible note will be treated as the owner of it for all purposes.

Payment and Paying Agent

We will maintain an office in the Borough of Manhattan, The City of New York, which shall initially be an office of the agent of the trustee, where we will pay the principal on the convertible notes and you may present the convertible notes for conversion, registration of transfer or exchange for other denominations. We may pay interest by check mailed to your address as it appears in the convertible note register, provided that if you are a holder with an aggregate principal amount of convertible notes in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

Except as otherwise described herein, notice to registered holders of the convertible notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Reports

We are required to file with the trustee and the SEC, and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act is required to be filed with the trustee within 15 days after it is so required to be filed with the SEC.

The Trustee

We have appointed Wells Fargo Bank, N.A., the trustee under the indenture, as paying agent, conversion agent, convertible note registrar and custodian for the convertible notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

No Recourse Against Others

None of our directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the convertible notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for the convertible notes.

Anyone who receives this prospectus may obtain a copy of the indenture, without charge, by writing to The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316.

Book-Entry System

Convertible notes were issued in the form of global notes held in book-entry form. We deposited the global notes with DTC and registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global notes to such persons may be limited.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of global notes, Cede & Co. for all purposes will be considered the sole holder of such global notes. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest on and the redemption price and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of convertible notes, including the presentation of convertible notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the convertible notes represented by the global note as to which the participant or participants has or have given such direction.

In order to ensure that DTC’s nominee will timely exercise a right conferred by the convertible notes, the beneficial owner of the convertible note must instruct the broker or other direct or indirect participant through which it holds an interest in that convertible note to notify DTC of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in the convertible notes in order to ascertain the deadline for ensuring that timely notice will be delivered to DTC.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, or the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue convertible notes in certificated form in exchange for global notes. In addition, we may at any time and in our sole discretion determine not to have convertible notes represented by global notes and in such event will issue certificates in definitive form in exchange for the global notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material United States federal income tax considerations related to the exchange of convertible notes pursuant to the exchange offer and of the ownership and disposition of shares of our common stock received upon the exchange. This discussion only addresses holders who hold notes as capital assets.

As used herein, “U.S. holders” are any beneficial owners of the convertible notes, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (or other entities treated as corporations for federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the convertible notes, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the convertible notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of participating in the exchange offer and of the ownership and disposition of our common stock received upon the exchange.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss convertible notes or shares of our common stock held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This discussion does not address the tax consequences to (i) U.S. persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) persons subject to the alternative minimum tax. Further, it does not include any description of any estate or gift tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to an exchange of convertible notes or the ownership or disposition of common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion assumes that the convertible notes are not subject to the rules applicable to contingent payment debt instruments because the payment of liquidated damages upon a registration default was a contingency that at all relevant times was an incidental contingency and that the contingency related to the payment of a premium in certain circumstances was a contingency that all relevant times was either a remote or incidental contingency. These determinations are not binding on the IRS. If the IRS were to successfully assert that the convertible notes are subject to the rules applicable to contingent payment debt instruments, the tax consequences to a holder could be materially different than as described below. For example, any gain recognized on an exchange would be characterized as ordinary interest income rather than capital gain.

You should consult with your own tax advisor regarding the federal, state, local and foreign tax consequences of your participation in the exchange offer and of your ownership and disposition of common stock received upon the exchange.

U.S. Holders

Exchange of Convertible Notes into Common Stock and Cash Pursuant to the Exchange

The exchange of a convertible note into common stock and cash, pursuant to the exchange offer should be treated as a recapitalization for U.S. federal income tax purposes. Accordingly, a U.S. holder should not recognize loss upon the exchange, but should recognize gain on the exchange equal to the lesser of (i) the excess, if any, of the amount of the cash payment plus the fair market value of the common stock received in the exchange over the U.S. holder’s adjusted tax basis in a convertible note surrendered in the exchange (excluding any basis allocable to any fractional share of common stock received) and (ii) the amount of the cash payment. The accrued and unpaid interest received by a U.S. holder in the exchange offer will be treated as ordinary interest income for federal income tax purposes.

A U.S. holder’s tax basis in the common stock received in the exchange should be the same as the U.S. holder’s adjusted tax basis in the convertible note surrendered (excluding the portion of the tax basis allocable to a fractional share of common stock) decreased by the cash payment and increased by the gain recognized on the exchange (other than gain recognized by reason of the receipt of cash in lieu of a fractional share of common stock). A U.S. holder’s holding period in the common stock received should include its holding period for the convertible note surrendered.

If a U.S. holder receives cash in lieu of a fractional share of common stock, it will be treated as having received such fractional share and immediately sold it for the amount of such cash. Accordingly, the receipt of such cash in lieu of a fractional share of common stock will generally result in taxable gain or loss equal to the difference between the cash received in lieu of such fractional share less the tax basis in a convertible note allocable to the fractional share of common stock.

Except as described below under “— Market Discount”, any gain recognized on the exchange (including any gain recognized on the receipt of cash in lieu of a fractional share of common stock) will generally be capital gain and will be long-term capital gain if, at the time of the exchange, the convertible note surrendered in the exchange has been held for more than one year.

Market Discount

If a U.S. holder acquired a convertible note for an amount that is less than its stated principal amount, subject to a de minimis exception, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes. In general, a U.S. holder that exchanges a convertible note with market discount will be required to treat any gain recognized on the exchange, as described above, as ordinary interest income to the extent of the market discount accrued during the U.S. holder’s holding period for the convertible note, unless the U.S. holder had elected to include the market discount in income as it accrued. Any market discount that had accrued on a U.S. holder’s convertible note at the time of the exchange, and that is in excess of the gain recognized on the exchange, as described above, generally will be taxable as ordinary income upon the disposition of the common stock received upon the exchange.

Distributions on Common Stock

The amount of any distribution we make in respect of the common stock received in the exchange will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below. In general, a dividend distribution to a corporate U.S. holder will qualify for the dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income and other limitations.

Dividends received by a non-corporate U.S. holder during taxable years beginning on or before December 31, 2010 will be taxed at a maximum rate of 15%, provided that the U.S. holder held the stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other requirements are met. Dividends received by non-corporate U.S. holders in taxable years beginning after December 31, 2010 will be subject to tax at ordinary income rates.

Sale or Exchange of Common Stock

Subject to the discussion above under “— Market Discount”, upon the sale or exchange of shares of our common stock received upon the exchange of a convertible note, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received upon the sale or exchange and the U.S. holder’s tax basis in the shares of common stock. Any such capital gain or loss will be long-term if the U.S. holder’s holding period in the shares of common stock is more than one year. Long-term capital gain is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply to proceeds received upon the exchange of convertible notes and on dividends received on common stock and proceeds from the sale of common stock. A backup withholding tax may apply to such payments if the U.S. holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

Exchange of Convertible Notes and Sale or Exchange of Common Stock

A non-U.S. holder will be subject to United States federal income tax on any gain recognized on the exchange of a convertible note pursuant to the exchange (as determined above under “U.S. Holders-Exchange of Convertible Notes into Common Stock and Cash Pursuant to the Exchange”) and on the sale or exchange of common stock received upon such exchange only if (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of disposition and certain other requirements are met or (iii) in the event that we are or have been characterized as a United States real property holding corporation for U.S. federal income tax purposes and certain other conditions are met. We believe that we are not and, within the past five years have not been, a U.S. real property holding corporation.

Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale or exchange in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the gain derived from the sale or exchange, which may be offset by certain United States-related capital losses. If a non-U.S. holder that is a corporation falls under clause (i), it generally will be taxed on the net gain derived from the sale or exchange in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Any cash received that is attributable to accrued and unpaid interest will be treated as a payment of interest to a non-U.S. holder for U.S. federal income tax purposes.

Distributions on Common Stock

Distributions we make with respect to the common stock received upon an exchange that are treated as dividends, as described above under “U.S. Holders-Distribution on Common Stock”, paid to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI to the payor or the payor’s agent.

Information Reporting and Backup Withholding Tax

United States backup withholding tax will not apply to payments of dividends on the common stock to a non-U.S. holder if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8BEN to the payor or the payor’s agent (or otherwise establishes an exemption) unless the payor has actual knowledge or reason to know that the holder is a U.S. person. Information reporting requirements may apply with respect to dividend payments on our common stock, in which event the amount of dividends paid and tax withheld with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the exchange of convertible notes or the sale or exchange of common stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale or exchange effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale or exchange to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless, in the case of backup withholding, the beneficial owner delivers a properly executed Internal Revenue Service Form W-8BEN to the payor or the payor’s agent and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

BENEFIT PLAN CONSIDERATIONS

If you intend to tender convertible notes that are directly or indirectly considered the assets of any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); any plan, individual retirement account, or other arrangement described in Section 4975(e)(1) of the Code; any plan that is subject to provisions of any federal, state, local, foreign, or other law, rule, or regulation that is similar to provisions of ERISA and the Code (“Similar Laws”); any “benefit plan investor” within the meaning of Section 3(42) of ERISA; or any other entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (each of the foregoing is hereafter referred to as a “Plan”), you should consult with counsel on the potential consequences of exchanging such convertible notes for the offer consideration pursuant to the exchange offer under the fiduciary responsibility provisions of ERISA, the prohibited transaction provisions of ERISA and the Code and the provisions of any Similar Laws.

The following summary relates to Plans that are subject to ERISA and/or the Code (“ERISA Plans”) and is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary is general in nature and is not intended as a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance might change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted. In addition, benefit plans that are not subject to ERISA or the Code might be subject to comparable requirements under applicable Similar Laws.

Fiduciary Responsibilities

In general, ERISA and the Code impose requirements on ERISA Plans and fiduciaries of ERISA Plans. Under ERISA, fiduciaries generally include persons who exercise discretionary authority or control over the management of a Plan or its assets (including dispositions) or the administration of a Plan, or who render investment advice with respect to a Plan for a fee or other compensation, either direct or indirect. Before tendering any convertible notes that would be considered the assets of an ERISA Plan in exchange for shares of our common stock, cash payment and the accrued and unpaid interest, you should determine whether the exchange:

1. is permitted under the plan document and other instruments governing the ERISA Plan; and

2. is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the convertible notes.

You should consider all factors and circumstances of tendering convertible notes pursuant to the exchange offer, including, for example, the risk factors associated with exchanging convertible notes and holding our common stock and the risk factors associated with continuing to hold convertible notes discussed in “Risk Factors.”

We are not making any representation that the exchange of any convertible notes for our common stock, cash payment and the accrued and unpaid interest by an ERISA Plan meets the fiduciary requirements for investment by ERISA Plans generally or any particular ERISA Plan or that an investment in either the convertible notes or our common stock is appropriate for ERISA Plans generally or any particular ERISA Plan. We are not providing investment advice to any ERISA Plan, through this prospectus or otherwise, in connection with the exchange offer.

Prohibited Transactions

ERISA and the Code prohibit a wide range of transactions involving ERISA Plans, on the one hand, and persons who have specified relationships to such ERISA Plans, on the other. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” include, for example, an employer that sponsors an ERISA Plan; an employee organization whose members are covered by an ERISA Plan; a trustee, investment manager, or other fiduciary of an ERISA Plan; a person (such as a broker or recordkeeper) that provides services to an ERISA Plan; and certain affiliates of the foregoing persons. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes an ERISA Plan to engage in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering tendering convertible notes that are considered ERISA Plan assets directly or indirectly, you should consider whether the exchange of such notes for our common stock, cash payment and the accrued and unpaid interest might be a prohibited transaction under ERISA and/or the Code.

Prohibited transactions may arise, for example, if the convertible notes are exchanged by an ERISA Plan with respect to which we and/or any of our respective affiliates are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply, depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. These exemptions include:

1. Prohibited transaction class exemption (“PTCE”) 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers, and banks);

2. PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

3. PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

4. PTCE 91-38 (relating to specified transactions by bank collective investment funds);

5. PTCE 95-60 (relating to specified transactions involving insurance company general accounts);

6. PTCE 96-23 (relating to specified transactions directed by in-house asset managers); and

7. ERISA Section 408(b)(17) and Code Section 4975(d)(20) (relating to specified transactions with non-fiduciary service providers).

These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries. In addition, there is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the convertible notes.

Representations and Warranties

If you tender a convertible note (or any interest therein) in exchange for shares of our common stock, the cash payment and the accrued and unpaid interest offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

1. the convertible note is not directly or indirectly considered the asset of any Plan; or

2. your exchange of such convertible note for shares of our common stock and cash consideration (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, (B) meets the applicable fiduciary requirements of ERISA, and (C) does not violate any applicable Similar Law.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any convertible notes or will be tendering any convertible notes pursuant to the exchange offer. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the convertible notes during the 60 days prior to the date hereof.

THE DEALER MANAGER

The dealer manager for the exchange offer is Goldman, Sachs & Co. As dealer manager for the exchange offer, Goldman, Sachs & Co. will perform services customarily provided by investment banking firms acting as dealer managers of exchange offers of a like nature, including, but not limited to, soliciting tenders of convertible notes pursuant to the exchange offer and communicating generally regarding the exchange offer with brokers, dealers, commercial banks and trust companies and other persons, including the holders of the convertible notes. The dealer manager will receive customary compensation for such services and will be reimbursed for reasonable out-of-pocket expenses incurred in performing its services, including reasonable fees and expenses of legal counsel.

The dealer manager and its affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The dealer manager has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. The dealer manager has acted as an underwriter and an initial purchaser of equity and debt securities issued by us in public and private offerings, including having acted as an initial purchaser of the convertible notes, and may continue to do so from time to time.

The dealer manager and its affiliates may from time to time hold convertible notes, shares of our common stock and other securities of ours in its proprietary accounts, which holdings may be substantial. The dealer manager and its affiliates currently hold convertible notes, and, to the extent they own convertible notes in these accounts at the time of the exchange offer, the dealer manager and its affiliates may tender such convertible notes for exchange pursuant to the exchange offer. During the course of the exchange offer, the dealer manager and its affiliates may trade convertible notes and shares of our common stock or effect transactions in other securities of ours for their own account or for the accounts of their customers. As a result, the dealer manager and its affiliates may hold a long or short position in the convertible notes, our common stock or other of our securities.

THE EXCHANGE AGENT

We have appointed Wells Fargo Bank, N.A. as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. All completed letters of transmittal and requests for assistance in connection with the exchange offer, should be directed to the exchange agent as set forth on the back cover of this prospectus.

DELIVERY OF A LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS IS NOT A VALID DELIVERY.

LEGAL MATTERS

The validity of the common stock to be issued in the exchange offer will be passed upon for us by Bertram Bell, an Associate General Counsel and Assistant Secretary of the Company. Mr. Bell is paid a salary and a bonus by us, is a participant in our Performance Recognition Plan, owns and has options to purchase shares of our common stock and holds performance shares. Certain legal matters with respect to this offering will be passed upon for us by Covington & Burling LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Current Report on Form 8-K, dated August 24, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The exchange agent for the exchange offer is:

Wells Fargo Bank, N.A.
Call Toll-Free: (800) 884-4225

By Hand or Overnight Delivery:	By Registered or Certified Mail:	By Facsimile Transmission:
Wells Fargo Bank, N.A	Wells Fargo Bank, N.A.	(612) 667-6282
Attn: Corporate Trust Operations	Attn: Corporate Trust Operations	Attn: Corporate Trust Operations
Sixth and Marquette	Sixth and Marquette
MAC N9303-121	MAC N9303-121
Minneapolis, MN 55479	Minneapolis, MN 55479

The dealer manager for the exchange offer is:

Goldman, Sachs & Co.
One New York Plaza, 48th Floor
New York, NY 10004
Toll Free: (800) 828-3182
Collect (212) 357-0775
Attention: Liability Management Group

Additional copies of this prospectus, the letter of transmittal or other tender offer materials may be obtained from the exchange agent and will be furnished at our expense. Questions and requests for assistance regarding the tender of your convertible notes should be directed to the exchange agent.

Questions and requests for information regarding the terms of the exchange offer should be directed to the dealer manager.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Goodyear Tire & Rubber Company

The Goodyear Tire & Rubber Company (the “Company”) is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that an indemnification shall not be made in respect of any claim, issue or matter as to which (a) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the corporation unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (b) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

The Goodyear Tire & Rubber Company has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers against any and all liability and reasonable expense that may be incurred by a director or officer in connection with or resulting from any claim, action, suit or proceeding in which the person may become involved by reason of his or her being or having been a director or officer of the Company, or by reason of any past or future action taken or not taken in his or her capacity as such director or officer, provided such person acted in good faith, in what he reasonably believed to be the best interests of the Company, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

The Goodyear Tire & Rubber Company maintains and pays the premiums on contracts insuring the Company and its subsidiaries (with certain exclusions) against any liability to directors and officers they may incur under the above provisions for indemnification and insuring each director and officer of the Company and its subsidiaries (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Company even if the Company does not have the obligation or right to indemnify such director or officer against such liability or expense.

Item 21.	Exhibits and Financial Statements Schedules

Exhibit No.		Description of Exhibit

1	.1*	Form of Dealer Manager Agreement.
3.1		Certificate of Amended Articles of Incorporation of the Company, dated December 20, 1954, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated April 6, 1993, Certificate of Amendment to Amended Articles of Incorporation of the Company, dated June 4, 1996, and Certificate of Amendment to Amended Articles of Incorporation of the Company, dated April 20, 2006, four documents comprising the Company’s Articles of Incorporation, as amended (incorporated by reference, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 9, 2007, File No. 1-1927).
3.2		Code of Regulations of the Company, adopted November 22, 1955, and amended April 5, 1965, April 7, 1980, April 6, 1981, April 13, 1987, May 7, 2003, April 26, 2005 and April 11, 2006 (incorporated by reference, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed May 9, 2007, File No. 1-1927).
4.1		Specimen Nondenominational Certificate for Shares of the Common Stock, Without Par Value, of the Company (incorporated by reference, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 9, 2007, File No. 1-1927).
4.2		Indenture, dated as of July 2, 2004, between the Company and Wells Fargo Bank, N.A., as Trustee (incorporated by reference, filed as Exhibit 4.4 to the Company’s Form 10-Q for the quarter ended September 30, 2004, File No. 1-1927).
5	.1*	Opinion of Bertram Bell.
8	.1*	Opinion of Covington & Burling LLP.
12.1		Statement setting forth the Computation of Ratio of Earnings to Fixed Charges (incorporated by reference, filed as Exhibit 12.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, File No. 1-1927).
21.1		List of subsidiaries of the Company at December 31, 2006 (incorporated by reference, filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, File No. 1-1927).
23	.1*	Consent of PricewaterhouseCoopers LLP
23	.2*	Consent of Bates, White LLC
24	.1*	Powers of Attorney of Officers and Directors signing this registration statement.
99	.1*	Form of Letter of Transmittal

*	Filed herewith.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes:

1. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

2. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on this 6th day of November 2007.

The Goodyear Tire & Rubber Company

By:	/s/ W. MARK SCHMITZ
Name:     W. Mark Schmitz

Title:	Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Keegan	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ W. MARK SCHMITZ W. Mark Schmitz	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 6 , 2007

* Thomas A. Connell	Vice President and Controller (Principal Accounting Officer)

* Rodney O’Neal	Director

* Shirley D. Peterson	Director

* John G. Breen	Director

* Denise M. Morrison	Director

* William J. Hudson, Jr.	Director

* James C. Boland	Director

* Steven A. Minter	Director

Signature		Title	Date

* Thomas H. Weidemeyer		Director

* Michael R. Wessel		Director

* G. Craig Sullivan		Director

* W. Alan McCollough		Director

By:	/s/ W. MARK SCHMITZ W. Mark Schmitz Attorney-in-fact for each of the persons indicated		November 6, 2007